Filed Pursuant to Rule 424(b)(2)

Registration Nos.
333-110760
333- 110760-01

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 17, 2003)
$300,000,000

AMR Corporation

4.5% Senior Convertible Notes due 2024
Guaranteed by American Airlines, Inc.

      AMR Corporation will be offering $300,000,000 principal amount of its Senior Convertible Notes due 2024. Interest on the notes at the rate of 4.5% per year will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2004. The notes will mature on February 15, 2024. The notes will be unsecured senior obligations and will rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. Our wholly-owned subsidiary, American Airlines, Inc., will guarantee the notes on an unsecured senior basis. The guarantee will rank equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of American Airlines, Inc.

      Holders may convert each $1,000 principal amount of notes into 45.3515 shares of our common stock, subject to adjustment, only if (1) the closing sale price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) the notes are called for redemption, or (3) specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock in an amount described in this prospectus supplement. Our common stock currently trades on the New York Stock Exchange under the symbol “AMR.” On February 9, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $15.75 per share.

      Holders may require us to purchase all or a portion of their notes on each of February 15, 2009, 2014 and 2019 at a price equal to 100% of the principal amount of the notes being purchased plus, in each case, accrued and unpaid interest, if any, to the date of purchase. In addition, if a change in control occurs, each holder may require us to purchase all or a portion of such holder’s notes at a price equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest, if any, to the date of purchase. In either event, we may choose to pay the purchase price of such notes in cash or common stock or a combination of cash and common stock.

      We may redeem for cash all or a portion of the notes at any time on or after February 15, 2009, at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to the redemption date.

      We have granted the underwriters named in this prospectus supplement an option to purchase up to an additional $45,000,000 principal amount of notes within 30 days from the date of this prospectus supplement to cover over-allotments.

      There is no public market in the notes and the notes will not be listed on any national securities exchange.

       Investing in the notes or shares of common stock involves risks. See “Risk Factors” beginning on page S-12.

			Proceeds to
	Price	Underwriting	AMR Corporation
	to Public	Discount	(before expenses)

Per Note	$985.00(1)	$10.00	$975.00
Total	$295,500,000	$3,000,000	$292,500,000

(1)	Plus accrued interest, if any, from the date of issuance.

      The underwriters expect to deliver the notes on or about February 13, 2004 against payment in immediately available funds.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Morgan Stanley

The date of this prospectus supplement is February 10, 2004

PRESENTATION OF INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
RECENT OPERATING RESULTS
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF OUR COMMON STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL OPINION
EXPERTS

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus supplement and the accompanying prospectus by reference or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PRESENTATION OF INFORMATION

     These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of the notes that we are currently offering, and (b) the accompanying prospectus, which provides general information about us and our securities, some of which does not apply to the notes that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. To the extent the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. See “About this Prospectus” in the accompanying prospectus.

     References in this prospectus supplement to “AMR,” the “Company,” “we,” “us” and “our” refer to AMR Corporation together with its subsidiaries, unless otherwise specified.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. When used in this prospectus supplement, the accompanying prospectus and in documents incorporated herein and therein by reference, the words “believes,” “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements.

     Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs, expectations as to future financing needs, overall economic conditions and plans and objectives for future operations, the impact on us of the events of September 11, 2001 and of our results of operations for the past two years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.

     All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are based upon information available to us on the date of this prospectus supplement or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations.

     The following factors, in addition to those discussed under the caption “Risk Factors” in this prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: the uncertain financial and business environment we face, the struggling economy, high fuel prices and the availability of fuel, the residual effects of the war in Iraq, conflicts in the Middle East, historically low fare levels and the general competitive environment, our ability to implement our restructuring program and the effect of the program on our operational performance and service levels, uncertainties with respect to our international operations, changes in our business strategy, actions by U.S. or foreign government agencies, the possible occurrence of additional terrorist attacks, another outbreak of SARS or another disease that affects travel behavior, our or American Airlines, Inc.’s inability to satisfy existing liquidity requirements or other covenants in certain of our or American Airlines, Inc.’s credit agreements, and the availability of future financing.

     Additional information concerning these and other factors is contained in our and American Airlines, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to our and American Airlines, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002.

ii

PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement, as well as the materials filed with the SEC that are considered to be a part of this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Where You Can Find More Information” in the accompanying prospectus.

The Company

     AMR Corporation was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American Airlines, Inc., was founded in 1934. On April 9, 2001, American Airlines, Inc. (through a wholly owned subsidiary, TWA Airlines LLC (“TWA LLC”)) purchased substantially all of the assets and assumed certain liabilities of Trans World Airlines, Inc. (“TWA”), the eighth largest U.S. carrier. American Airlines, Inc., including TWA LLC (collectively, “American”), is the largest scheduled passenger airline in the world. At the end of 2003, American provided scheduled jet service to approximately 150 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.

     In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc.. In addition, American contracts with two independently owned regional airlines which do business as the “AmericanConnection”. We refer to the American Eagle and AmericanConnection carriers as our Regional Affiliates. The Regional Affiliates provide connecting service from eight of American’s high-traffic cities to smaller markets throughout the United States, Canada, the Bahamas and the Caribbean.

     AMR Investment Services, Inc., a wholly-owned subsidiary of AMR, is responsible for the investment and oversight of the assets of AMR’s defined benefit and defined contribution plans, as well as its short-term investments.

     The postal address for AMR’s and American’s principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone: 817-963-1234). AMR’s Internet address is http://www.amrcorp.com. Information on AMR’s website is not incorporated into this prospectus supplement and is not a part of this prospectus supplement.

Recent Developments

     Results. We had a net loss of $111 million in the fourth quarter of 2003, or $0.70 per share. This compares with last year’s fourth quarter loss of $529 million, or $3.39 per share. For the full year 2003, we had a net loss of $1.2 billion, or $7.76 per share, compared to our full year net loss in 2002 of $3.5 billion, or $22.57 per share.

     For the fourth quarter of 2003, we had an operating loss of $227 million, which reflected $330 million of special charges, of which $302 million were aircraft charges. In the fourth quarter of 2002, we had an operating loss of $679 million, with no special charges. Our results improved during the fourth quarter of 2003 mainly due to increased revenues and decreased unit costs. Our revenues in the fourth quarter of 2003 increased 3.9% to $4.4 billion. American’s capacity was 41.3 billion available seat miles, a decrease of 2.1% from the fourth quarter of 2002. American’s load factor in the fourth quarter of 2003 was 71.6%, an increase from 69.8% in fourth quarter of 2002. American’s passenger revenue yield per passenger mile increased as well, to 12.13 cents per mile in the fourth quarter of 2003, compared to 11.72 cents in the fourth quarter of 2002. American’s unit costs, as measured by operating expenses per available seat mile (excluding Regional Affiliates), declined to 10.25 cents in the fourth quarter of 2003, compared to 10.73 cents in the fourth quarter of 2002. Our unit costs were adversely affected in the fourth quarter of 2003 by higher fuel costs and special charges. See “Recent Operating Results” in this prospectus supplement.

     Turnaround Plan. In May 2003, we announced a Turnaround Plan consisting of four tenets: Lower Costs To Compete; Fly Smart, Give Customers What They Value; Pull Together, Win Together; and Build a Financial Foundation For The Future. In announcing our fourth quarter 2003 earnings, we summarized some of our progress in implementing the Turnaround Plan:

•	Lower Costs To Compete: One of our critical goals is to reduce costs by $4 billion annually, including $2 billion from strategic initiatives, $1.8 billion from labor cost savings and $200 million from vendors, suppliers and creditors. Progress toward this goal helped us achieve a significant year-over-year decline in costs per available seat mile in the fourth quarter of 2003 and in 2003 as a whole. If not for rising fuel prices, our progress would have been even more significant. To further reduce costs, we have returned underused gate space, consolidated terminal space, de-peaked our Chicago and Dallas/Fort Worth hub schedules (with our Miami hub to be de-peaked in 2004), closed a reservations center, reduced the size of our St. Louis hub, accelerated the retirement of TWA LLC aircraft, and improved aircraft utilization across our fleet. Our goal is to improve our unit costs by 17% in the first quarter of 2004, compared to the first quarter of 2003, and by 9% for the full year 2004, compared to 2003. We cannot assure that we will be able to meet these goals, given the risks involved in our business. See “Risk Factors” in this prospectus supplement.

•	Fly Smart, Give Customers What They Value: This tenet focuses on customer service and revenue production, with emphasis on improving our relative revenue performance compared to others in the airline industry. Actions in this area include adding seats to American’s Boeing 757 and Airbus A300 fleets and restructuring our hubs at Chicago, Dallas/Fort Worth and St. Louis (with our Miami hub to be restructured in 2004). Another step is expanding alliances. Our progress includes a domestic codeshare with Alaska Airlines, governmental approval of codesharing with British Airways, the addition of SWISS International to the oneworld alliance, and our recently announced codeshare linkage with Mexicana (which, subject to governmental approvals, will be launched in April 2004).

•	Pull Together, Win Together: Fostering greater cooperation than ever with our employees, we have launched an unprecedented level of openness with employee groups and labor unions. Our President and Chief Executive Officer holds regular “Town Hall"-style meetings with employees and our Chief Financial Officer meets monthly with union leaders to discuss our financial results with them in much the same way as he briefs our Board of Directors. In addition, we have engaged a firm that works to bring union groups and management together, to help to promote a philosophy of active involvement. Our employees have significant ownership in our company, having been granted 37.1 million stock options in April 2003.

•	Build A Financial Foundation For The Future: We ended the fourth quarter of 2003 with $2.6 billion in unrestricted cash and short-term investments and $527 million in restricted cash and short-term investments. In contrast, we only had $1.3 billion in unrestricted cash and short-term investments and $550 million in restricted cash and short-term investments at the close of the first quarter of 2003, and $1.9 billion in unrestricted cash and short-term investments and $783 million in restricted cash and short-term investments at the end of 2002. From April 1 to December 31, 2003, our cash flows from operations totaled $1.1 billion. We also have been able to sell some non-core assets, such as our stakes in Worldspan, a computer reservations company, and Hotwire (Hotwire.com), a discount travel website company.

The Notes

     The following is a brief summary of the terms of the notes. For a more complete description of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	AMR Corporation.

Notes offered	$300,000,000 aggregate principal amount ($345,000,000 aggregate principal amount if the underwriters exercise in full their option to purchase additional notes to cover over-allotments) of 4.5% Senior Convertible Notes due 2024.

Maturity	February 15, 2024.

Interest	4.5% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2004. The amount of interest payable will be calculated using a 360-day year comprised of twelve 30-day months.

Guarantee	The notes will be unconditionally guaranteed by American Airlines, Inc.

Ranking	The notes will be our unsecured senior obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

The American Airlines, Inc. guarantee will be an unsecured senior obligation of American Airlines, Inc. and will rank equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of American Airlines, Inc. The notes and the guarantee will be effectively subordinated to all existing and future secured debt of AMR Corporation and American Airlines, Inc., respectively, to the extent of the security for such secured debt.

As of December 31, 2003, there was approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries, or $14.4 billion on a pro forma basis after giving effect to the offering of the notes (assuming the underwriters’ option to purchase additional notes is not exercised) and the issuance in February 2004 by American Airlines, Inc. of approximately $180.5 million of notes secured by a portion of its spare parts inventory. As of December 31, 2003, $12 billion of the long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries was secured. Since December 31, 2003, AMR Corporation, American Airlines, Inc.

and their respective subsidiaries have incurred additional indebtedness, including the $180.5 million of notes secured by a portion of American Airlines, Inc.’s spare parts inventory referred to above. AMR Corporation, American Airlines, Inc. and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future.

In addition, the notes and the guarantee will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR Corporation (other than American Airlines, Inc.) and American Airlines, Inc., respectively.

Conversion rights	For each $1,000 principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 45.3515 shares of our common stock, subject to adjustment. In lieu of delivering shares of our common stock upon conversion of all or any portion of our notes, we may elect to pay holders surrendering notes cash or a combination of cash and shares of our common stock for the notes surrendered. If we elect to pay holders cash for their notes, the payment will be based on the average closing sale price of our common stock for the five consecutive trading days immediately following either:

•	the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus supplement; or

•	the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued and unpaid interest. Upon conversion, a holder will not receive any payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the shares of common stock received by the holder on conversion.

Holders may surrender notes for conversion into our shares of common stock in any calendar quarter commencing after March 31, 2004 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the conversion price per share of common stock on the last trading day of such preceding calendar quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity. The conversion price per share as of any day will equal $1,000 divided by the conversion rate (initially 45.3515, but subject to the adjustments described herein, including any adjustments to the conversion rate through that day).

Holders may also surrender notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that trading day period was less than 98% of the product of the closing sale price for our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes; if on the date of any such conversion, the closing sale price of our common stock is greater than the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such notes, plus accrued and unpaid interest, if any, as of the conversion date. See “Description of the Notes — Conversion Rights.”

Notes or portions of notes in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make certain distributions to our stockholders, or if we are a party to certain consolidations, mergers or binding share exchanges, in addition to any adjustment to the conversion rate as a result of such distribution, consolidation, merger or exchange, notes may be surrendered for conversion, as provided in “Description of the Notes — Conversion Rights.” The ability to surrender notes for conversion will expire at the close of business on February 10, 2024.

Redemption of notes at our option	We may redeem for cash all or a portion of the notes at any time on or after February 15, 2009, at redemption prices equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Notes — Redemption of Notes at Our Option.”

Purchase of the notes by AMR at option of the holder	Holders may require us to purchase all or a portion of their notes on each of February 15, 2009, 2014 and 2019 at a price equal to 100% of the principal amount of notes being purchased, plus, in each case, accrued and unpaid interest, if any, to the purchase date.

We may, at our option, choose to pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock. See “Description of the Notes — Purchase of Notes by AMR at the Option of the Holder.”

Change in control	Upon a change in control of AMR or American Airlines, Inc., holders may require us to purchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes — Change in Control Permits Purchase of Notes by AMR at the Option of the Holder” for a description of the events that would constitute such a “change in control.” We may at our option choose to pay the purchase price for any such notes in cash or shares of common stock or any combination thereof.

DTC eligibility	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of the Notes — Book-Entry System.”

Sinking fund	None.

Trading	We do not intend to list the notes on any national securities exchange. The notes are new securities for which there is currently no public market.

Common stock	Our common stock is traded on the New York Stock Exchange under the symbol “AMR.”

Use of proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes.

Summary Historical Consolidated Financial and Operating Data

     The following table presents summary historical consolidated financial data of AMR and certain operating data of American. We derived the annual historical financial data from AMR’s audited consolidated financial statements and the notes thereto. These audited consolidated financial statements are incorporated by reference in this prospectus supplement and the accompanying prospectus should be read in conjunction herewith. We derived the consolidated financial data for the interim periods ended September 30, 2003 and 2002 from AMR’s unaudited consolidated financial statements. These unaudited consolidated financial statements also are incorporated by reference in this prospectus supplement and the accompanying prospectus and should be read in conjunction herewith. The data for such interim periods will not be indicative of results for the year as a whole. On April 9, 2001, American purchased substantially all of the assets of TWA. This acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of TWA since the date of the acquisition have been included in the summary consolidated financial statements. The operating statistics of TWA LLC, the entity holding the assets acquired from TWA, since the date of acquisition are included in Operating Statistics for the interim periods ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, but are not included in Operating Statistics for the year ended December 31, 2000. Effective January 1, 2003, American converted certain regional affiliates from operating under agreements which allocated revenues in accordance with industry standards to capacity purchase agreements. As a result, certain revenue and expense items for the nine months ended September 30, 2002 (but not for any other period shown in the table) have been reclassified. See “Where You Can Find More Information” in the accompanying prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000

Statement of Operations Data (in millions):
Revenues:
Passenger — American Airlines	$10,743	$10,985	$14,440	$15,780	$16,394
Regional Affiliates(1)	1,112	1,064	1,332	1,378	1,452
Cargo	409	415	561	662	721
Other	785	731	966	1,143	1,136
Operating expenses(2)	13,666	15,846	20,629	21,433	18,322
Operating income (loss)(2)	(617)	(2,651)	(3,330)	(2,470)	1,381
Other income (expense), net	(500)	(381)	(530)	(286)	(94)
Earnings (loss) before income taxes, extraordinary loss and cumulative effect of accounting change(2)	(1,117)	(3,032)	(3,860)	(2,756)	1,287
Net earnings (loss)(2)(3)	$(1,117)	$(2,982)	$(3,511)	$(1,762)	$813
Other Data:
Ratio of earnings to fixed charges(4)	—	—	—	—	1.87
Operating Statistics(5):
American Airlines, Inc. Mainline Jet Operations:
Available seat miles (millions)(6)	123,861	129,968	172,200	174,688	161,030
Revenue passenger miles (millions)(7)	90,736	92,276	121,747	120,606	116,594
Passenger load factor(8)	73.3%	71.0%	70.7%	69.0%	72.4%
Passenger revenue yield per passenger mile (cents)(9)	11.84	11.90	11.86	13.08	14.06
Passenger revenue per available seat mile (cents)	8.67	8.45	8.39	9.04	10.18
Operating expenses per available seat mile (cents)(10)	10.12	11.27	11.14	11.31	10.48
Cargo ton miles (millions)(11)	1,468	1,478	2,007	2,130	2,280
Cargo revenue yield per ton mile (cents)	27.86	27.82	27.73	30.80	31.31

	At September 30,	At December 31,
	2003	2002

Balance Sheet Data:
Cash and short-term investments	$2,724	$1,950
Restricted cash and short-term investments	540	783
Total assets	29,943	30,267
Current liabilities	7,132	7,240
Long-term debt, less current maturities	11,933	10,888
Obligations under capital leases, less current obligations	1,234	1,422
Obligations for post retirement benefits	2,763	2,654
Stockholder’s equity (deficit)	(521)	957

(1)	AMR’s Regional Affiliates include two wholly owned subsidiaries of AMR, American Eagle Airlines, Inc. (American Eagle) and Executive Airlines, Inc. (Executive and, collectively with American Eagle, AMR Eagle), and two independent carriers, Trans States Airlines, Inc. (Trans States) and Chautauqua Airlines, Inc. (Chautauqua). In 2000 and 2001, American had revenue prorate agreements with AMR Eagle and, with its acquisitions of certain TWA assets in 2001, had revenue prorate agreements with Trans States and Chautauqua. In 2002, American had a capacity purchase agreement with Chautauqua and revenue prorate agreements with AMR Eagle and Trans States. In 2003, American had capacity purchase agreements with AMR Eagle, Trans States and Chautauqua.

(2)	Operating expenses, operating income (loss), earnings (loss) before income taxes, extraordinary loss and cumulative effect of accounting change, and net earnings (loss) for the years ended December 31, 2002 and 2001 included an asset impairment charge of approximately $330 million and $1,108 million, respectively, relating to the write-down of the carrying value of Fokker 100, Saab 340 and ATR 42 aircraft and related rotables to their estimated fair market value. In addition, such amounts for the years ended December 31, 2002 and 2001 include $10 million and $856 million, respectively in compensation under the Air Transportation Safety and Stabilization Act (the “Act”) and approximately $388 million and $358 million, respectively, in other special charges related to aircraft groundings, facility exit costs, and employee charges. Such amounts for the nine months ended September 30, 2003 include $77 million in special charges related to facility exit costs and employee charges and an aircraft related credit to finalize prior accruals and the receipt of $358 million in government reimbursement of security fees and for the nine months ended September 30, 2002 include an asset impairment charge of approximately $330 million relating to the write-down of the carrying value of Fokker 100, Saab 340, and ATR 42 aircraft and related rotables to their estimated fair value, $388 million in other special charges related to aircraft groundings, facility exit costs and employee charges and $10 million in compensation under the Act.

(3)	Net loss for the year ended December 31, 2002 and the nine months ended September 30, 2002 include a onetime, non-cash charge, effective January 1, 2002, of $988 million (net of a tax benefit of $363 million) to write off all of AMR’s goodwill. This charge was nonoperational in nature and is reflected as a cumulative effect of accounting change in the consolidated statements of operations.

(4)	As of September 30, 2003, AMR guaranteed approximately $935 million of American’s obligations in respect of tax-exempt bonds. In addition, AMR and American have issued guarantees covering approximately $503 million of secured debt of AMR Eagle and AMR has issued guarantees covering an additional $1.7 billion of AMR Eagle’s secured debt. The impact of these unconditional guarantees is not included in the above computation. Earnings were inadequate to cover fixed charges by $3,946 million and $2,900 million for the years ended December 31, 2002 and 2001, respectively, and by $1,171 million and $3,099 million for the nine months ended September 30, 2003 and 2002, respectively.

(5)	The operating statistics of TWA Airlines LLC, the entity holding the assets acquired from TWA, are included in Operating Statistics since the date of acquisition for the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, but are not included in Operating Statistics for the year ended December 31, 2000.

(6)	“Available seat miles” represents the number of seats available for passengers multiplied by the number of scheduled miles the seats are flown.

(7)	“Revenue passenger miles” represents the number of miles flown by revenue passengers in scheduled service.

(8)	“Passenger load factor” is calculated by dividing revenue passenger miles by available seat miles, and represents the percentage of aircraft seating capacity utilized.

(9)	“Passenger revenue yield per passenger mile” represents the average revenue received from each mile a passenger is flown in scheduled service.

(10)	Effective January 1, 2003, American converted certain Regional Affiliates from operating under agreements which allocated revenues in accordance with industry standards to capacity purchase agreements. Operating expenses per available seat mile for the nine month periods ended September 30, 2003 and September 30, 2002 exclude costs related to Regional Affiliates for those periods in order to provide a measure which is more comparable to American’s historical operating expenses per available seat mile. Following is a reconciliation, for those periods, of total operating expenses to operating expenses excluding Regional Affiliates (in millions, except as noted):

	Nine Months Ended September 30,

	2003	2002

Total operating expenses	$13,843	$14,736
Less: Operating expenses incurred related to Regional Affiliates	1,306	92

Operating expenses excluding expense incurred related to Regional Affiliates	$12,537	$14,644
American mainline jet operations available seat miles	123,861	129,968

Operating expense per available seat mile, excluding Regional Affiliates (cents)	10.12	11.27

(11)	“Cargo ton miles” represents the tonnage of freight and mail carried multiplied by the number of miles flown.

RECENT OPERATING RESULTS

     The following table presents summary historical consolidated financial data of AMR and certain operating data of American for the three months ended December 31, 2003 and 2002 and the years ended December 31, 2003 and 2002. We derived the following financial data from AMR’s unaudited financial statements. AMR and American have not filed their Annual Reports on Form 10-K for the year ended December 31, 2003. Effective January 1, 2003, American converted certain Regional Affiliates from operating under agreements which allocated revenues in accordance with industry standards to capacity purchase agreements. As a result, certain revenue and expense items for the three months ended December 31, 2002 and the year ended December 31, 2002 have been reclassified to conform with the current 2003 presentation and may differ from AMR’s audited financial statements.

	Three Months Ended
	December 31,		Year Ended December 31,

	2003	2002	2003	2002

Statement of Operations Data (in millions):
Revenues:
Passenger — American Airlines	$3,589	$3,455	$14,332	$14,440
Regional Affiliates(1)	407	367	1,519	1,431
Cargo	149	146	558	561
Other	246	257	1,031	988
Operating expenses(2)	4,618	4,904	18,284	20,750
Operating income (loss)(2)	(227)	(679)	(844)	(3,330)
Other income (expense), net(3)	36	(149)	(464)	(530)
Loss before income taxes, and cumulative effect of accounting change(2)(3)	(191)	(828)	(1,308)	(3,860)
Net loss(2)(3)(4)(5)	$(111)	$(529)	$(1,228)	$(3,511)
Operating Statistics:
American Airlines, Inc. Mainline Jet Operations:
Available seat miles (millions)(6)	41,348	42,232	165,209	172,200
Revenue passenger miles (millions)(7)	29,592	29,471	120,328	121,747
Passenger load factor(8)	71.6%	69.8%	72.8%	70.7%
Passenger revenue yield per passenger mile (cents)(9)	12.13	11.72	11.91	11.86
Passenger revenue per available seat mile (cents)	8.68	8.18	8.67	8.39
Operating expenses per available seat mile (cents)(10)	10.25	10.73	10.15	11.14
Cargo ton miles (millions)(11)	532	528	2,000	2,007
Cargo revenue yield per ton mile (cents)	27.91	27.49	27.87	27.73

(1)	AMR’s Regional Affiliates include two wholly owned subsidiaries of AMR, American Eagle Airlines, Inc. (American Eagle) and Executive Airlines, Inc. (Executive and, collectively with American Eagle, AMR Eagle), and two independent carriers, Trans States Airlines, Inc. (Trans States) and Chautauqua Airlines, Inc. (Chautauqua). In 2002, American had a capacity purchase agreement with Chautauqua and revenue prorate agreements with AMR Eagle and Trans States. In 2003, American had capacity purchase agreements with AMR Eagle, Trans States and Chautauqua.

(2)	Operating expenses, operating loss, loss before income taxes and cumulative effect of accounting change, and net loss for the year ended December 31, 2003 included an asset impairment charge of approximately $264 million relating to A300 and 767-200 aircraft and approximately $143 million in other special charges related to aircraft grounding, facility exit costs and employee charges. In addition, such amounts for the year ended December 21, 2003 include approximately $358 million in government reimbursement of security fees. Operating expenses, operating loss, loss before income taxes and cumulative effect of accounting change, and net loss for the three months ended December 31, 2003 included an asset impairment charge of approximately $264 million relating to A300 and 767-200 aircraft and approximately $66 million in other special charges related to aircraft grounding, facility exit costs and employee charges. Operating expenses, operating loss, loss before income taxes and cumulative effect of accounting change, and net loss for the year ended December 31, 2002 included an asset impairment charge of approximately $330 million relating to the write-down of the carrying value of Fokker 100, Saab 340 and ATR 42 aircraft and related rotables to their estimated fair market value. In addition, such amounts for the year ended December 31, 2002 include $10 million in compensation under the Air Transportation Safety and Stabilization Act (the “Act”) and approximately $388 million in other special charges related to aircraft groundings, facility exit costs, and employee charges.

(3)	Other income (expense), loss before income taxes and cumulative effect of accounting change and net loss for the three months and year ended December 31, 2003 include an $84 million reduction in interest expense to reduce previously accrued interest related to accrued tax liabilities discussed in Note 4 and $150 million in gains on the sale of investments.

(4)	As a result of our deferred tax asset valuation allowance position, we did not record a tax benefit associated with its losses for the three months and year ended December 31, 2003. However, net loss for the three months and year ended December 31, 2003 includes an $80 million tax benefit to reduce previously accrued income tax liabilities resulting from an agreement with the IRS covering prior tax years.

(5)	Net loss for the year ended December 31, 2002 includes a one-time, non-cash charge, effective January 1, 2002, of $988 million (net of a tax benefit of $363 million) to write off all of AMR’s goodwill. This charge was nonoperational in nature and is reflected as a cumulative effect of accounting change in the consolidated statements of operations.

(6)	“Available seat miles” represents the number of seats available for passengers multiplied by the number of scheduled miles the seats are flown.

(7)	“Revenue passenger miles” represents the number of miles flown by revenue passengers in scheduled service.

(8)	“Passenger load factor” is calculated by dividing revenue passenger miles by available seat miles, and represents the percentage of aircraft seating capacity utilized.

(9)	“Passenger revenue yield per passenger mile” represents the average revenue received from each mile a passenger is flown in scheduled service.

(10)	Following is a reconciliation of total operating expenses to operating expenses excluding Regional Affiliates (in millions, except as noted):

	Three Months Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

Total operating expenses	$4,689	$4,569	$18,532	$19,305
Less: Operating expenses incurred related to Regional Affiliates	451	37	1,757	129

Operating expenses excluding expense incurred related to Regional Affiliates	$4,238	$4,532	$16,775	$19,176
American mainline jet operations available seat miles	41,348	42,232	165,209	172,200

Operating expense per available seat mile, excluding Regional Affiliates (cents)	10.25	10.73	10.15	11.14

(11)	“Cargo ton miles” represents the tonnage of freight and mail carried multiplied by the number of miles flown.

RISK FACTORS

     In considering whether to purchase the notes, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including but not limited to, our and American’s reports on Form 10-K for the year ended December 31, 2002 and our and American’s reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003. In addition, you should carefully consider the risk factors discussed below.

Risk Factors Relating to AMR and American

     As used in these Risk Factors Relating to AMR and American, the word “American” refers only to American Airlines, Inc., and does not include any current or future subsidiary of American Airlines, Inc.

We have incurred significant losses.

     We incurred operating losses of approximately $844 million in 2003, $3.3 billion in 2002 and $2.5 billion in 2001. We incurred net losses of approximately $1.2 billion in 2003, $3.5 billion in 2002 and $1.8 billion in 2001.

     In addition to the residual effects of the September 11, 2001 terrorist attacks, the war in Iraq and concerns about another outbreak of SARS, our revenues continue to be negatively impacted by the economic slowdown (seen largely in decreased business travel), reduced fares and increased competition. We need to see a combination of continued improvement in the revenue environment, cost reductions and productivity improvements before we can return to sustained profitability at acceptable levels.

We need to raise additional funds to maintain sufficient liquidity.

     While we had improved results in the second half of 2003, principally due to progress we achieved towards the critical goal of $4 billion in annual savings from our restructuring, our recent losses, coupled with capital expenditures, have significantly reduced our liquidity. This has come at a time when our revenues are depressed relative to historical levels and our access to the capital markets is more limited than in the past. Moreover, we will need additional liquidity because we have significant debt obligations maturing in the next several years, including, as of December 31, 2003, $603 million in 2004, $1.4 billion in 2005 (including $834 million drawn under American’s bank credit facility), $1.2 billion in 2006 and $1.1 billion in 2007, as well as substantial, and increasing, pension funding obligations. Our 2003 minimum required contributions to our defined benefit pension plans were approximately $186 million and our estimated 2004 minimum required contributions to our defined benefit pension plans are approximately $600 million. Due to uncertainties regarding significant assumptions involved in estimating future required contributions, such as interest rate levels, the amount and timing of asset returns and the impact of proposed legislation, we are not able to reasonably estimate the amount of future required contributions to our defined benefit contribution plans beyond 2004. However, based on the current regulatory environment and market conditions, we expect our 2005 minimum required pension contributions to our defined benefit pension plans to significantly exceed our 2004 minimum required contributions.

     To maintain sufficient liquidity as our cost savings phase in and we implement our plan to return to sustained profitability, we will need continued access to additional funding, most likely through a combination of financings (such as that resulting from the issuance of the notes) and asset sales. We cannot be sure that our recent unit revenue improvements will continue or that we will be able to raise such financing or effect such sales on acceptable terms. In particular, if the revenue environment deteriorates beyond normal seasonal trends, or we are unable to access the capital markets or sell assets, we may be unable to fund our obligations and sustain our operations.

     American has a fully drawn $834 million bank credit facility that expires December 15, 2005, which contains a liquidity covenant and an EBITDAR (generally, earnings before interest, taxes, depreciation, amortization and rentals) to fixed charges ratio covenant. We expect to be able to continue to comply with these covenants. However, we cannot be sure that we will continue to be able do so through the expiration of the facility. Failure to do so would result in a default under our bank credit facility and a significant amount of our other debt.

Lingering effects of terrorist attacks, war in Iraq, weak U.S. economy and SARS concerns have depressed demand for air travel, particularly business travel.

     A combination of factors has depressed the demand for air travel and, in particular, business travel. Because we have in recent years tailored our network, product, schedule and pricing strategies to the business travel market, reduced demand for business travel has affected us more than most other carriers. These factors include the lingering effects of the September 11, 2001 terrorist attacks, the war in Iraq, the weak U.S. economy and, to a lesser extent, concerns about another outbreak of SARS. The terrorist attacks of September 11, 2001 accelerated and exacerbated an existing trend of decreased demand and reduced industry revenues. Additional terrorist attacks, even if not directed at the airline industry, the fear of such attacks (which could escalate at times of international crises or U.S. military involvement in overseas hostilities), or continuing weakness in the U.S. and global economy or other events that affect travel, particularly business travel, could have a material adverse impact on our business, financial condition and results of operations, and on the airline industry in general.

Our reduced pricing power adversely affects our ability to achieve adequate pricing, especially with respect to business travel.

     We have reduced pricing power, resulting mainly from greater cost sensitivity on the part of travelers, especially business travelers, and increasing competition from low cost carriers. The percentage of our routes on which we compete with carriers having substantially lower operating costs has grown significantly over the past decade. We now compete with low cost carriers on most of our domestic network. At the same time, the continuous increase in pricing transparency resulting from the use of the Internet has enabled cost conscious customers to more easily obtain the lowest fare on any given route.

We compete with carriers now or recently in bankruptcy, which may be a competitive disadvantage.

     We must compete with carriers that have recently reorganized or are reorganizing under the protection of Chapter 11 of the U.S. Bankruptcy Code, including United Air Lines, Inc., the second largest air carrier. It is possible that our other competitors may seek to reorganize in or out of Chapter 11. Successful completion of such reorganizations could present us with competitors with operating costs derived from renegotiated labor, supply, and financing contracts that may be below our reduced cost structure. In addition, in the past, air carriers involved in reorganizations have often undertaken substantial fare discounting to maintain cash flows and to enhance customer loyalty. Fare sales (including fare sales initiated by carriers in reorganization) have been significant and widespread and have further lowered yields for all carriers, including us. These competitive pressures may limit our ability to adequately price our services and could have a material adverse impact on our business, financial condition and results of operations.

Our credit ratings are below investment grade and our access to the capital markets is more limited and on less favorable terms than in the past.

     Since the September 11, 2001 terrorist attacks, AMR’s senior unsecured rating has been lowered by Moody’s from Baa3 to Caa2, and AMR’s senior long-term corporate credit rating has been lowered by Standard & Poor’s from BBB- to CCC (recently increased from CC). The ratings on American’s debt have also been lowered. These reductions have increased our borrowing costs and limited the borrowing options available to us. Additional significant reductions in AMR’s or American’s credit ratings would further increase borrowing or other costs and further restrict the availability of future financing. Moody’s has given AMR and American a negative ratings outlook, while Standard & Poor’s has given us a stable outlook.

     Our ability to obtain future financing or to sell assets may also be adversely affected because we have fewer unencumbered assets available to us than in years past. In recent years, we have encumbered a large portion of our aircraft assets (including virtually all of our aircraft eligible for the benefits of Section 1110 of the U.S. Bankruptcy Code). While we have other unencumbered assets that could be encumbered or sold, our ability to borrow on or sell those assets on acceptable terms is uncertain, and in any event those assets may not maintain their current market value.

We are being adversely affected by increases in fuel prices.

     Our operations are significantly affected by the price and availability of jet fuel. During 2003, our aircraft fuel expense increased 8.2%, or $210 million, compared to 2002, due primarily to a 15.1% increase in American’s average price per gallon of fuel. Due to the competitive nature of the airline industry, our ability to pass on increased fuel prices to our customers by increasing fares is uncertain. Likewise, any potential benefit of lower fuel prices may be offset by increased fare competition and lower revenues for all air carriers.

     We have currently hedged approximately 21% of our expected first quarter 2004 fuel needs, and a much lower percentage of our expected fuel needs beyond March 31, 2004.

     While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there are new outbreaks of hostilities or other conflicts in oil producing areas or elsewhere, there could be reductions in the production and/or importation of crude oil and/or significant increases in the cost of fuel. If there were major reductions in the availability of jet fuel or significant increases in its cost, our business, as well as that of the entire industry, would be adversely affected.

Our insurance costs have increased substantially and further increases in insurance costs or reductions in coverage could have a material adverse impact on us.

     We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft. As a result of the September 11, 2001 terrorist attacks, aviation insurers have significantly reduced the amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, they have significantly increased the premiums for such coverage as well as for aviation insurance in general. The U.S. government has provided commercial war-risk insurance for U.S. based airlines until August 31, 2004, covering losses to crew members, passengers, third parties and aircraft. The Secretary of Transportation may extend the policy until December 31, 2004, at his discretion. However, there is no assurance that it will be extended. In the event the U.S. government sponsored insurance is not so extended or the commercial insurance carriers further reduce the amount of insurance coverage available to us or significantly increase the cost of aviation insurance, our business, financial condition and results of operations would be materially adversely affected.

Our indebtedness and other obligations are substantial and could affect our business.

     We have now and will continue to have a significant amount of indebtedness. As of December 31, 2003, we had approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations), or $14.4 billion on a pro forma basis, after giving effect to this offering (assuming the underwriters’ option to purchase additional notes is not exercised) and approximately $180.5 million of notes secured by a portion of American’s spare parts inventory, which American issued in February 2004. AMR, American and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future. Our substantial indebtedness could have important consequences. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the funds available to us for other purposes;

•	make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

     Any of the foregoing could adversely affect our business and our ability to service our debt, including the notes.

The airline industry is fiercely competitive.

     On most of our domestic non-stop routes, we face competing service from at least one, and sometimes more than one, domestic airline, including: AirTran, Alaska Airlines, America West Airlines, Continental Airlines, Delta, JetBlue, Northwest Airlines, Southwest Airlines, United Air Lines and US Airways, and their affiliated regional carriers. We face even greater competition between cities that require a connection, where all major airlines may compete via their respective hubs. We also compete with national, regional, all-cargo and charter carriers and, particularly on shorter routes, ground transportation, as well as with foreign airlines and numerous U.S. carriers on our international routes. On all of our routes, pricing decisions are affected, in large part, by competition from other airlines. On most of our domestic network, we compete with airlines that have cost structures significantly lower than ours and can therefore operate profitably at lower fare levels.

     We also encounter substantial price competition. Historically, fare discounting by competitors has affected our financial results negatively because we are generally required to match competitors’ fares to maintain passenger traffic. During recent years, a number of new low cost carriers have entered the domestic market, and several major airlines have implemented efforts to lower their cost structures.

Our business is subject to extensive government regulation.

     Airlines are subject to extensive regulatory requirements that result in significant costs. For example, the Federal Aviation Administration from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. These requirements cover, among other things, modifications to improve cockpit security, enhanced ground proximity warning systems, McDonnell Douglas MD-80 metal-mylar insulation replacement, McDonnell Douglas MD-80 main landing gear piston improvements, Boeing 757 and Boeing 767 pylon improvements, Boeing 737 elevator and rudder improvements, inspections to monitor Airbus A300 vertical stabilizers and Airbus A300 structural improvements. We expect to continue incurring expenses and capital expenditures to comply with these requirements and other FAA regulations.

     Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us.

Risk Factors Related to the Notes

     As used in the description of these Risk Factors Related to the Notes, the words “AMR” and “American” refer only to AMR Corporation and American Airlines, Inc., respectively, and do not include any current or future subsidiary of either corporation.

The notes will be unsecured, will be effectively subordinated to AMR’s and American’s secured indebtedness, and will be structurally subordinated to obligations of AMR’s and American’s subsidiaries.

     The notes and the American guarantee will represent unsecured senior obligations and will rank equal in right of payment with all the existing and future unsecured and unsubordinated indebtedness of AMR and American, respectively. However, the notes and the American guarantee will be effectively subordinated to all existing and future secured debt of AMR and American, respectively, to the extent of the security for such secured debt. As of December 31, 2003, there was approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR, American and their consolidated subsidiaries), or $14.4 billion on a pro forma basis, after giving effect to this offering (assuming the underwriters’ option to purchase additional notes is not exercised) and the issuance in February 2004 by American of approximately $180.5 million of notes secured by a portion of its spare parts inventory. As of December 31, 2003, $12 billion of the long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR, American and their consolidated subsidiaries was secured. Since December 31, 2003, AMR, American and their respective subsidiaries have incurred additional indebtedness, including the $180.5 of notes secured by a portion of American’s spare parts inventory referred to above. AMR, American and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future. In the event of any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding involving AMR or American, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there would likely not be sufficient assets to pay the full amounts due on the notes and, if so, holders of notes would receive less, ratably, than holders of secured indebtedness.

     In addition, the notes and the American guarantee will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR (other than American) and American, respectively. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.

     Moreover, if we fail to deliver our common stock upon conversion of a note and thereafter become the subject of bankruptcy proceedings, a holder’s claim for damages arising from such failure could be subordinated to all of our and our subsidiaries’ existing and future obligations.

We are dependent on our subsidiaries because of our holding company structure.

     AMR conducts all of its business through its wholly owned operating subsidiaries, including American. AMR does not maintain a borrowing facility and is dependent on the cash flow generated by the operations of its subsidiaries and on dividends and other payments to it from its subsidiaries to meet its liquidity needs and debt service obligations, including payment of the notes. American is a separate and distinct legal entity and although it has unconditionally guaranteed payment of the notes, due to limitations and restrictions in its debt instruments, it may be unable to pay any amounts due on its guarantee or to provide AMR with funds for AMR’s payment obligations on the notes, by dividend, distribution, loan or other payment. No other subsidiary of AMR or American is guaranteeing the notes. Future borrowings by AMR, American and AMR’s other subsidiaries may include additional restrictions. In addition, under applicable state law, American and AMR’s other subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.

The notes do not have the benefit of restrictive covenants.

     AMR, American and their respective subsidiaries are not restricted by the notes or the indenture from incurring indebtedness. In addition, the notes and the indenture do not restrict the ability of AMR, American or their respective subsidiaries to incur liens or otherwise encumber or sell their assets. Engaging in such a transaction may have the effect of reducing the amount of proceeds distributable to holders of the notes in connection with any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding involving AMR or American. In addition, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by AMR, American or any of their respective subsidiaries.

We may not be able to purchase the notes upon an agreed purchase date or a change in control, and may not be obligated to purchase the notes upon certain transactions.

     On each of February 15, 2009, 2014 and 2019, holders of the notes may require AMR to purchase their notes. In addition, holders of the notes may require AMR to purchase their notes upon a change in control as defined in the indenture. AMR and American might not have sufficient funds to make the required purchase of the notes and may be required to secure third-party financing to do so. However, AMR and American may not be able to obtain such financing on acceptable terms, or at all. Moreover, AMR’s ability to fund a required purchase of the notes upon a change in control or to secure third-party financing to do so may be adversely affected to the extent that AMR’s or its subsidiaries’ current or future debt instruments also require the repayment of such debt upon the occurrence of such a change in control. In addition, AMR’s ability to repurchase the notes when required, including upon a change in control under the indenture, may be restricted by law or by the terms of agreements to which AMR or its subsidiaries are now and may hereafter be parties. The failure to repurchase the notes when required would constitute an event of default under the indenture, which might in turn constitute a default under the terms of other indebtedness of AMR or its subsidiaries. Further, certain important corporate events, such as a spin-off transaction, a reorganization or a leveraged recapitalization that would increase the level of AMR’s indebtedness, may not constitute a change in control under the indenture and would not trigger AMR’s obligation to repurchase the notes. See “Description of Notes — Purchase of Notes by AMR at the Option of the Holder” and “— Change in Control Permits Purchase of Notes by AMR at the Option of the Holder.”

Because there is no public market for the notes, holders may not be able to resell the notes easily or at a favorable price.

     The notes are a new issue of securities for which there is no trading market. We will not apply for listing of the notes on any securities exchange or other stock market. We have been advised by one or more of the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time, at the discretion of such underwriter. A market for the notes therefore may not develop, and we are not certain of the liquidity of any market that may develop, the ability of holders to sell their notes or the price at which holders would be able to sell their notes. If a market were to develop, the market price for the notes may be adversely affected by, among other factors, changes in our financial performance or prospects, changes in our credit ratings, changes in the overall market for similar securities, changes in interest rates and the financial performance or prospects of other airlines. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

     Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings or recommendations by research analysts who track our common stock or the stock of other airlines;

•	changes in general conditions in the U.S. and global economy, financial markets or airline industry, including those resulting from war, incidents of terrorism or responses to such events; and

•	the other factors described in these “Risk Factors.”

     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

We expect that the trading value of the notes will be significantly affected by the price of our common stock and the availability of shares for sale in the market.

     The market price of the notes is expected to be significantly affected by the market price of our common stock, which has been volatile. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

     The sale or availability for sale of substantial amounts of our common stock also could adversely impact its price. AMR maintains various plans providing for the grant of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. As of December 31, 2003, under such plans approximately 73 million shares of common stock were subject to outstanding options, deferred stock awards and other stock-based awards. This includes approximately 37.1 million shares subject to options issued to employees (excluding officers) pursuant to the modified labor agreements entered into in April 2003. These options, which vest in equal installments over a three year period, expire in April 2013. In addition, AMR anticipates that it will issue over time approximately 2.5 million shares of our common stock to certain vendors, lessors, lenders and suppliers with whom AMR and its subsidiaries have reached concessionary agreements. Approximately 2.4 million of such shares had been issued as of December 31, 2003.

Under fraudulent conveyance laws, a court could void obligations under the American guarantee.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent conveyance or fraudulent transfer laws, a court could void obligations under the American guarantee, subordinate those obligations to pari passu or more junior obligations of American or require holders of the notes to repay any payments made pursuant to the guarantee, if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy of American as a debtor-in-possession, claims that the guarantee constituted a fraudulent conveyance or fraudulent transfer. For this claim to succeed, the claimant must generally show that:

•	American did not receive fair consideration or reasonably equivalent value in exchange for the guarantee; and

•	at the time the guarantee was issued, American:

•	was insolvent;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured.

     The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, an obligor will be considered insolvent for these purposes if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

     Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including under the American guarantee, if it determined that the transaction was made with intent to hinder, delay or defraud American’s creditors.

USE OF PROCEEDS

     We estimate that the net proceeds of the offering will be approximately $292,500,000 (approximately $336,375,000 if the underwriters’ over-allotment option is exercised in full), after deducting the underwriters’ estimated discounts (without regard to the other expenses of the offering payable by us). We intend to use the net proceeds from this offering for general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

     Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AMR.” The following table sets forth for the periods indicated below the high and low closing prices for our common stock as reported by the New York Stock Exchange.

	High	Low

Fiscal Year Ended December 31, 2002
First Quarter	$29.05	$21.92
Second Quarter	25.56	16.00
Third Quarter	15.93	3.60
Fourth Quarter	8.25	3.15
Fiscal Year Ending December 31, 2003
First Quarter	$6.95	$1.41
Second Quarter	11.32	3.00
Third Quarter	13.23	8.04
Fourth Quarter	14.90	11.21
Fiscal Year Ending December 31, 2004
First Quarter (through February 9, 2004)	$17.38	$13.00

     On February 2, 2004, there were 159,576,762 shares of our common stock outstanding.

     In March 2003, Standard and Poor’s removed our common stock from the S&P 500 index.

DIVIDEND POLICY

     We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our Board of Directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors.

DESCRIPTION OF THE NOTES

     We will issue the notes under a supplement to the indenture among us, as issuer, American Airlines, Inc., as guarantor, and Wilmington Trust Company, as trustee described in the accompanying prospectus. The following summarizes the material provisions of the notes. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, the indenture supplement relating to the notes and the notes, which we urge you to read because they, and not this description, define your rights as a note holder. The following description supplements (and, to the extent inconsistent therewith, replaces) the description of the general terms of the debt securities set forth under the caption “Description of Debt Securities” in the prospectus accompanying this prospectus supplement. You should read “Description of the Debt Securities” in the accompanying prospectus for additional important information concerning such debt securities and the indenture. The form of indenture is filed as an exhibit to the registration statement we filed with the SEC that includes the accompanying prospectus. The indenture supplement relating to the notes will be filed as an exhibit to Current Reports on Form 8-K to be filed by AMR and American with the SEC. As used in this description of the notes, the words “we,” “us,” “our,” or “AMR” refer only to AMR Corporation and do not include any current or future subsidiary of AMR Corporation, and references to “American Airlines, Inc.” refer only to American Airlines, Inc. and do not include any current or future subsidiary of American Airlines, Inc.

General

     The notes will be limited to $300,000,000 aggregate principal amount ($345,000,000 aggregate principal amount if the underwriters exercise their option to purchase additional notes in full). The notes will mature on February 15, 2024. The notes will be in denominations of $1,000 and integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

     The notes will bear interest at the rate of 4.5% per year from the issue date or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on February 15 and August 15 of each year, commencing on August 15, 2004, to holders of record at the close of business on the February 1 or August 1 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day as if made on the date such payment was due and no interest will accrue for the period from and after the interest payment date, maturity date, purchase date or repurchase date, as the case may be, to the date of payment on the next succeeding business day. The amount of interest will be calculated using a 360-day year comprised of twelve 30-day months. The amount of interest payable on the first interest payment date, August 15, 2004, will be $22.75 per $1,000 principal amount of notes.

     Interest will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

     Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

     The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt, securing our debt or the issuance or repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under “— Change in Control Permits Purchase of Notes by AMR at the Option of the Holder.”

Guarantee

     American Airlines, Inc. will unconditionally guarantee, on an unsecured basis, the performance and full and punctual payment when due, whether at stated maturity or otherwise, of all our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on or any additional amounts in respect of the notes, expenses, indemnification or otherwise. American Airlines, Inc. will agree to pay, in addition to the amount stated above, any and all costs and expenses incurred by the trustee or the holders in enforcing their rights under the note guarantee. The guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by American Airlines, Inc. without rendering the guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Ranking

     The notes will be our unsecured senior obligations and will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The American Airlines, Inc. guarantee will be an unsecured senior obligation of American Airlines, Inc. and will rank equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of American Airlines, Inc. The notes and the guarantee will be effectively subordinated to all existing and future secured debt of AMR Corporation and American Airlines, Inc., respectively, to the extent of the security for such secured debt.

     As of December 31, 2003, there was approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries, or $14.4 billion on a pro forma basis, after giving effect to this offering (assuming the underwriters’ option to purchase additional notes is not exercised) and the issuance in February 2004 by American Airlines Inc. of approximately $180.5 million of notes secured by a portion of its spare parts inventory. As of December 31, 2003, $12 billion of the long-term debt (including current maturities) and obligations under capital leases (including current maturities) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries was secured. Since December 31, 2003, AMR Corporation, American Airlines, Inc. and their respective subsidiaries have incurred additional indebtedness, including the $180.5 million of notes secured by a portion of American Airlines, Inc.’s spare parts inventory referred to above. AMR Corporation, American Airlines, Inc. and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future.

     In addition, the notes and the guarantee will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR Corporation (other than American Airlines, Inc.) and American Airlines, Inc., respectively.

Conversion Rights

     A holder may convert notes, in multiples of $1,000 principal amount, into common stock only if at least one of the conditions described below is satisfied. In addition, a holder may convert a note only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     The initial conversion rate is 45.3515 shares of common stock per each $1,000 principal amount of notes, subject to adjustment upon the occurrence of certain events described below (the “conversion rate”). A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash, shares of our common stock or a combination of cash and shares of our common stock as described below. The ability to surrender notes for conversion will expire at the close of business on February 10, 2024.

     To convert a note into shares of common stock, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

     If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

     On conversion of a note, except as described below, a holder will not receive any payment representing accrued and unpaid interest. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or, at our option, cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will be deemed to satisfy:

•	our obligation to pay the full principal amount of the note; and

•	except as described below, our obligation to pay accrued and unpaid interest attributable to the period from the issue date through the conversion date.

     As a result, except as described below, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date, except for notes to be redeemed within this period, must be accompanied by payment of an amount equal to the interest that is to be paid on such next interest payment date on the notes so converted.

     In lieu of delivery of shares of our common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash for each $1,000 principal amount of notes equal to the average closing sale price of our common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash as described below, if we have not given notice of redemption, or (b) the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the date on which we receive a conversion notice of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under “- Redemption of Notes at Our Option.” If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under “- Events of Default and Acceleration” below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

     For a discussion of the tax treatment of a holder surrendering notes for conversion, see “Certain United States Federal Income Tax Considerations - Conversion of Notes.”

     A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. A “trading day” is any day on which the NYSE is open for trading or, if the applicable security is admitted for trading or quoted on the NASDAQ National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

     The conversion rate will not be adjusted for accrued and unpaid interest. We will, however, adjust the conversion rate, as provided in the indenture, for:

      (1) dividends or distributions on our common stock payable in our common stock or other capital stock of AMR;

      (2) subdivisions, combinations or certain reclassifications of our common stock;

      (3) distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days of such distribution at a price per share less than the then current sale price (as defined in the indenture); provided however that if such rights are exercisable only upon the occurrence of a triggering event, then the conversion price will not be adjusted until such triggering event occurs;

      (4) distributions to all holders of our common stock of cash, assets (including shares of capital stock of a subsidiary), or debt securities issued by us (but excluding those rights, dividends and distributions referred to above); and

      (5) the purchase of our common stock pursuant to a tender offer or exchange offer for our common stock (excluding odd lots of common stock) made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; provided that for purposes of this paragraph, purchases pursuant to a stock buyback program shall not constitute a tender or exchange offer.

However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

     In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or (4) of the preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the closing sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

     In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted or, if not so listed or quoted, otherwise as provided in the indenture.

     The indenture permits us to increase the conversion rate from time to time.

     In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

     Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

•	a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

•	an increase in the conversion rate at our discretion; or

•	failure to adjust the conversion rate in some instances.

     See “Certain United States Federal Income Tax Considerations - Constructive Dividend.”

     If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets pursuant to which our common stock is converted to cash, securities or other assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of AMR or another person which the holder would have received if the holder had converted the holder’s note immediately prior to the applicable record date for the transaction. See “- Conversion Upon Occurrence of Certain Corporate Transactions” below. However, if such transaction constitutes a change in control of AMR, the holder also will be able to require us to purchase all or a portion of such holder’s notes as described under “- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder.”

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

     The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied as described below, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

     Conversion Based on Common Stock Price. Holders may surrender notes for conversion into our shares of common stock in any calendar quarter commencing after March 31, 2004 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the conversion price per share of common stock on the last trading day of such preceding calendar quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity.

     The conversion price per share as of any day will equal $1,000 divided by the number of shares of common stock issuable upon conversion on that day of a note with a principal amount of $1,000. The closing sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the NYSE or other principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the NASDAQ National Market or otherwise as provided in the indenture.

     Conversion Based on Trading Price of the Notes. Holders may surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that trading day period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes (the “trading price condition”).

     If on the date of any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such notes, plus accrued and unpaid interest, if any, as of the conversion date (“Principal Value Conversion”). We will notify holders that surrender their notes for conversion, if it is a Principal Value Conversion, by the second trading day following the date of conversion, whether we will pay them all or a portion of the principal amount of such notes, plus accrued and unpaid interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of the conversion price on the conversion date and the applicable stock price as of the conversion date. We will pay such holders any portion of the principal amount of such notes, plus accrued and unpaid interest, if any, to be paid in cash and deliver common stock with respect to any portion of the principal amount of such notes, plus accrued and unpaid interest, if any, to be paid in common stock no later than the third business day following the determination of the applicable stock price.

     The “applicable stock price” means, in respect of a date of determination, the average of the closing sale price per share of common stock over the five-trading day period starting the third trading day following such date of determination.

     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

     In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

     Conversion Based on Redemption. A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

     Conversion Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets pursuant to which our common stock is to be converted to cash, securities or other assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of AMR or another person which the holder would have received if the holder had converted the holder’s notes immediately prior to the applicable record date for the transaction. If such transaction also constitutes a change in control of AMR or of American Airlines, Inc., the holder also will be able to require us to purchase all or a portion of such holder’s notes as described under “- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder.”

     The notes will be also convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above under “- Conversion Rights.”

Redemption of Notes at Our Option

     No sinking fund will be provided for the notes. Prior to February 15, 2009, we will not be able to redeem the notes at our option. Beginning on February 15, 2009, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of notes.

     If redeemed at our option, the notes will be redeemed at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, on such notes to the applicable redemption date.

     If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

     If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

Purchase of Notes by AMR at the Option of the Holder

     On each of February 15, 2009, 2014 and 2019, a holder of a note will have the right to require us to purchase, at a price equal to 100% of the principal amount of the note being purchased plus accrued and unpaid interest, if any, to the purchase date, any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the second business day immediately preceding such purchase date. As described in the “Risk Factors” section of this prospectus supplement under the caption “We may not be able to purchase the notes upon an agreed purchase date or a change in control, and may not be obligated to purchase the notes upon certain transactions,” we may not have funds sufficient to purchase notes when we are required to do so.

     We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof, provided that we may elect to terminate our right to pay common stock, in whole or in part, for any note at any time in our sole discretion. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.”

     We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price;

•	whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in common stock, the method of calculation of the market price of the common stock; and

•	the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

•	to withdraw the purchase notice as to some or all of the notes to which it relates; or

•	to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

     If we elect to pay the purchase price for the notes subject to the purchase notice in common stock, in whole or in part, but such purchase price is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.”

     Any purchase notice may be withdrawn, in whole or in part, by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

     The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice.

     If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

     If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

     We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.”

     The “market price” of our common stock shall be an amount equal to the average of the closing sale prices of our common stock for the five trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence during that period that would result in an adjustment of the conversion rate with respect to the common stock.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes will bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of common stock to be paid as the purchase price for the notes in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website.

     Our right to purchase notes, in whole or in part, with common stock will be subject to our satisfying various conditions, including:

•	listing the common stock on the NYSE or listing on a national securities exchange or admission for trading of the common stock on NASDAQ;

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of the holder entirely in cash. See “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.” We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent that such provisions are then applicable; and

•	file Schedule TO or other schedule to the extent that they are required under the Exchange Act.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn will be conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made as soon as practicable following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

     No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Change in Control Permits Purchase of Notes by AMR at the Option of the Holder

     In the event of a change in control of AMR or American Airlines, Inc., each holder will have the right, at the holder’s option, subject to the terms and conditions of the indenture, to require AMR to purchase all or any portion of the holder’s notes. However, the principal amount submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000. As described in the “Risk Factors” section of this prospectus supplement under the caption “We may not be able to purchase the notes upon an agreed purchase date or a change in control, and may not be obligated to purchase the notes upon certain transactions,” we may not have funds sufficient to purchase notes when we are required to do so.

     We will be required to purchase the notes as of a date set by us that is no later than 30 business days after the occurrence of such change in control at a price equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest, if any, on such notes to such date of purchase.

     Instead of paying the purchase price in cash, we may, at our option, pay the purchase price in shares of our common stock, or a combination of cash and shares of our common stock, provided that we may elect to terminate our right to pay common stock, in whole or in part, for any note at any time in our sole discretion. The number of shares of our common stock a holder will receive will equal the purchase price (less any amounts paid in cash) divided by 97 1/2% of the market price of our common stock. See “— Purchase of Notes by AMR at the Option of the Holder” for a description of the manner in which the market price of our common stock is determined. However, we may not pay in shares of our common stock unless we satisfy certain conditions prior to the purchase date as provided in the indenture. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.”

     Within 15 days after the occurrence of a change in control, AMR will be obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which the purchase right may be exercised;

•	the change in control purchase price;

•	whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentages of each;

•	if we elect to pay in common stock, the method of calculation of the market price of the common stock;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate resulting from such change in control;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the second business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered by the holder;

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000;

•	that we are to purchase such notes pursuant to the applicable provisions of the notes; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions in the indenture to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, whether the holder elects:

•	to withdraw the purchase notice as to some or all of the notes to which it relates; or

•	to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

     If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

     If we elect to pay the purchase price for the notes subject to the purchase notice in common stock, in whole or in part, but such purchase price is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.”

     Any such change in control purchase notice may be withdrawn, in whole or in part, by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date.

     The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

     If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

     Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

     We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See “Certain United States Federal Income Tax Considerations — Our Purchase of Notes at Your Option or Redemption at Our Option.”

     Because the market price of our common stock will be determined prior to the applicable purchase date, holders of notes will bear the market risk with respect to the value of the common stock to be received from the date such market price will be determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     If the paying agent holds money or securities sufficient to pay the change in control purchase price of a note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

     Under the indenture, a “change in control” will be deemed to have occurred after the notes are originally issued at the time any of the following occurs:

       (1) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than AMR, any subsidiary of AMR or American Airlines, Inc., or any employee benefit plan of AMR, American Airlines, Inc. or any of their respective subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of AMR’s common equity representing more than 50% of the voting power of AMR’s common equity entitled to vote generally in the election of directors;

       (2) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than AMR, any subsidiary of AMR or American Airlines, Inc., or any employee benefit plan of AMR, American Airlines, Inc. or any of their respective subsidiaries, becomes (whether by purchase, share exchange, consolidation, merger or otherwise) the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of American Airlines, Inc.’s common equity representing more than 50% of the voting power of American Airlines, Inc.’s common equity entitled to vote generally in the election of directors; provided, however, that if such person or group became such a direct or indirect “beneficial owner” of American Airlines, Inc.’s common equity as a result of a transaction involving AMR that does not otherwise constitute a change in control under this provision, then any beneficial ownership of American Airlines, Inc.’s common stock by such person or group shall not be a change in control under this clause (2);

       (3) consummation of any share exchange, consolidation or merger of AMR pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of either AMR and its subsidiaries, taken as a whole, or American Airlines, Inc. and its subsidiaries, taken as a whole, to any person other than AMR, American Airlines, Inc. or one or more of our respective subsidiaries; provided, however, that a transaction where the holders of AMR’s or American Airlines, Inc.’s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change in control;

       (4) during any period of 12 consecutive months, individuals who at the beginning of such period constitute AMR’s Board of Directors (together with any new director whose election by AMR’s Board of Directors or whose nomination for election by AMR’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason (other than death or disability) to constitute a majority of the directors then in office; or

       (5) during any period of 12 consecutive months, individuals who at the beginning of such period constitute American Airlines, Inc.’s Board of Directors (together with any new director whose election by American Airlines, Inc.’s Board of Directors or whose nomination for election by American Airlines, Inc.’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason (other than death or disability) to constitute a majority of the directors then in office.

     A change in control will not be deemed to have occurred in respect of any of the foregoing, however, if either:

     (1) the closing sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the change in control or the public announcement thereof equals or exceeds 105% of the conversion price of the notes in effect immediately before the change in control or the public announcement thereof; or

     (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change in control consists of shares of capital stock traded on a national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a change in control (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     In connection with any purchase offer, we will:

•	comply with the provisions of Rule 13e-4, and any other tender offer rules under the Exchange Act to the extent that such provisions are then applicable; and

•	file Schedule TO or other schedule to the extent that they are required under the Exchange Act.

     The change in control purchase feature of the notes may, in certain circumstances, make more difficult a takeover or discourage a potential acquiror. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of common stock;

•	to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

•	as part of a plan by management to adopt a series of anti-takeover provisions.

     Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the underwriters. The terms of the change in control purchase feature resulted from negotiations between the underwriters and us.

     We could, in the future, enter into certain transactions, including certain highly leveraged transactions, mergers or recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries’ outstanding indebtedness.

     No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to such notes.

Events of Default and Acceleration

     The following are events of default under the indenture:

•	default in the payment of any principal amount at maturity, redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same becomes due and payable;

•	default in payment of any interest under the notes, which default continues for 30 days;

•	our failure to comply with any of our agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	default resulting in acceleration of other indebtedness of AMR Corporation or American Airlines, Inc. for borrowed money where the aggregate principal amount with respect to which the acceleration has occurred exceeds $50 million, and such acceleration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived;

•	the American Airlines, Inc. guarantee ceases to be in full force and effect or is declared null and void or American Airlines, Inc. denies that it has any further liability under the guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of the guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after written notice of such failure requiring American Airlines, Inc. or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the notes then outstanding; or

•	certain events of bankruptcy, insolvency or reorganization affecting us or American Airlines, Inc.

     If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare by written notice to us (and to the trustee if notice is given by such holders) 100% of the principal amount of the notes, plus any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, 100% of the principal amount of the notes plus any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days after the trustee obtains knowledge of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal amount at maturity, accrued and unpaid interest, or redemption price, purchase price or change in control purchase price, if applicable, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of the principal amount of, and accrued and unpaid interest, if any, on, the notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

     A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default on the notes;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to institute proceedings in respect of the event of default in the trustee’ name;

•	such holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense which may be incurred by the trustee in pursuing the remedy;

•	the trustee fails to institute such proceedings for a period of 60 days after the receipt of notice, request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of notes to sue for enforcement of the payment of the principal amount or accrued and unpaid interest, if any, or redemption price, purchase price or change in control purchase price, if applicable, on the holder’s note on or after the respective due dates expressed in its note or the holder’s right to convert its note in accordance with the indenture.

     We will file annually with the trustee a certificate as to AMR’s compliance with all terms, provisions and conditions of the indenture.

Mergers and Sales of Assets

     The indenture provides that we may not consolidate with or merge into any person or sell, convey or transfer our properties and assets substantially as an entirety to another person unless:

•	the resulting, surviving or transferee person is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

     Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. The indenture also provides that American Airlines, Inc. may not consolidate with or merge into any person or sell, convey or transfer its properties and assets substantially as an entirety to another person unless the surviving person assumes the obligations of American Airlines, Inc. as guarantor and the surviving person is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

     Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described under “- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder.”

Modification

     We and American Airlines, Inc. may, and the trustee shall, at our request, at any time and from time to time, enter into one or more amendments, modifications or supplements to the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note that would be affected by such amendment, supplement or modification would be required to:

•	alter the interest rate or the manner of calculation of interest on any note or change the time of payment of interest;

•	make any note payable in money or securities other than as stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price, purchase price or change in control purchase price with respect to any note;

•	make any change that adversely affects the rights of such a holder to convert any note;

•	make any change that adversely affects the right of such a holder to require us to purchase a note;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes, or under the American Airlines, Inc. guarantee, or with respect to conversion of the notes;

•	reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or waiver of certain defaults; and

•	release American Airlines, Inc. from any of its obligations under its guarantee other than in accordance with the terms of the indenture.

     Without the consent of any holder of notes, we and American Airlines, Inc. may, and the trustee shall, at our request, at any time and from time to time, enter into one or more amendments, modifications or supplements to the indenture or the notes for any of the following purposes:

•	to evidence a successor to us or American Airlines, Inc., and the assumption by that successor of our or American Airlines, Inc.’s obligations under the indenture, the notes or the guarantee, as applicable;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to make any change to comply with the Trust Indenture Act of 1939, as amended, or to comply with any requirement of the SEC;

•	to add additional events of default;

•	to add or change any provisions to such extent as is necessary to permit or facilitate the issuance of and trading of the notes in global form;

•	to evidence and provide for the acceptance of the appointment under the indenture of separate or successor trustees;

•	to increase the conversion rate;

•	to make any change that would provide any additional rights or benefits to the holders of notes;

•	to modify the restrictions on, and procedures for, resale and other transfers of notes or the shares of common stock issuable upon conversion of notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

•	to secure our obligations in respect of the notes or the indenture;

•	to cure any ambiguity or inconsistency or correct any mistake in the indenture or the notes; or

•	to make any other change that does not materially adversely affect the rights of any holder of the notes.

     The holders of a majority in principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

Discharge of the Indenture

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

     Any moneys or securities held by the trustee, the paying agent, or the conversion agent for the payment of any amount with respect to the notes that remains unclaimed for two years will, at our request, be repaid to us or American Airlines, Inc. (if the moneys or securities were collected under the guarantee). After repayment to us or American Airlines, Inc., as applicable, holders entitled to the moneys or securities must look to us or American Airlines, Inc., as applicable, for payment as general creditors unless an applicable abandoned property law designates another person.

Defeasance

     The discussion of full defeasance and covenant defeasance set forth under “Description of Debt Securities — Defeasance” in the accompanying prospectus will not apply to the notes.

Calculations in Respect of Notes

     We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Limitations of Claims in Bankruptcy

     If a bankruptcy proceeding is commenced in respect of AMR or American Airlines, Inc., the claim of a holder of a note is, under Title 11 of the United States Code, limited to the principal amount of the note, together with any accrued and unpaid interest on such note as of the date of the commencement of the proceeding.

Governing Law

     The indenture, the notes and the guarantee will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

     Wilmington Trust Company is the trustee, registrar, paying agent and conversion agent under the indenture. Wilmington Trust Company acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Wilmington Trust Company may from time to time provide banking or other services to us and our affiliates.

Book-Entry System

     Except as described in “- Exchange of Global Securities” below, the notes will be only issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. AMR and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities. Neither AMR nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes held by DTC or its nominee, or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests or for the performance by DTC or any DTC direct or indirect participant of their respective obligations under the rules, regulations, and procedures creating and affecting DTC and its operations or any other statutory, regulatory, contractual, or customary procedures governing their operations.

Exchange of Global Securities

     Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	an event of default under the indenture occurs and is continuing.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

No Recourse Against Others

     None of the directors, officers, employees, stockholders or affiliates, as such, of AMR or American Airlines, Inc. shall have any liability or any obligations under the notes or the indenture, or the American Airlines, Inc. guarantee, as the case may be, or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

DESCRIPTION OF OUR COMMON STOCK

     See “Description of Capital Stock of AMR Corporation” in the accompanying prospectus for a summary description of the AMR common stock into which the notes will be convertible.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary discusses certain material U.S. federal income tax consequences to U.S. holders relating to the purchase, ownership, and disposition of the notes and the shares of common stock that may be received upon conversion or repurchase of the notes. Except for the discussion below under “— Non-U.S. Holders,” this discussion is addressed only to U.S. holders. A “U.S. holder” means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

•	a citizen or resident alien individual of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     This summary deals only with notes and shares of common stock held as capital assets (generally, property held for investment) and is applicable only to holders who purchase the notes in the initial offering from an underwriter for an amount of cash equal to the “issue price” (as described below under “— Interest and Original

Issue Discount”). This summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders whose “functional currency” is not the U.S. dollar; alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein. If a partnership holds our notes or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisers regarding the U.S. federal income tax considerations to them and their partners of holding our notes or common stock. Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.

     IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Interest and Original Issue Discount

     Stated interest payable on the notes generally will be included in gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

     Because the “stated redemption price at maturity” of the notes (generally, the sum of all payments required under the notes other than payments of stated interest) exceeds their “issue price” (generally, the first price at which a substantial amount of notes is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers)) by more than the applicable de minimis amount, the notes will be issued with original issue discount for U.S. federal income tax purposes (“OID”). A U.S. holder will be required to include such OID in gross income as it accrues through February 15, 2009, unless the notes are earlier converted, in accordance with a constant-yield method based on a compounding of interest, regardless of the U.S. holder’s method of accounting for U.S. federal income tax purposes and prior to the receipt of cash payments attributable to this income. A U.S. holder’s adjusted tax basis in the notes will be increased by the amount of OID, previously included in income (including in the year of disposition).

Sale, Exchange, Redemption or Other Disposition of Notes

     Except as provided below under “- Conversion of Notes” and “- Our Purchase of Notes at Your Option or Redemption at Our Option,” you generally will recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount paid for the note, increased by the amount of OID previously included in income. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are a non-corporate U.S. holder and have held the note for more than one year at the time of the sale, exchange, redemption or other disposition, such capital gain generally will be subject to tax at a maximum rate of 15% through December 31, 2008, after which time the maximum rate is scheduled to revert to 20%. Limitations apply to the deduction of capital losses.

Conversion of Notes

     Except to the extent of (i) common stock received with respect to accrued interest not previously includible in income, which will be taxable as ordinary income, and (ii) cash received in lieu of a fractional share of common stock, you will not recognize any income, gain or loss on the conversion of notes solely into common stock. Cash received in lieu of a fractional share of common stock generally should be treated as a payment in exchange for such fractional share. The amount of gain or loss on the deemed sale of such fractional share will be equal to the difference between the amount of cash you receive in respect of such fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The tax basis of the common stock received upon a conversion, other than to the extent received with respect to accrued interest, will equal the adjusted tax basis of the note (except to the extent allocable to any fractional share) that was converted into common stock. The tax basis of the common stock received upon a conversion with respect to accrued interest will equal the fair market value of such stock. Your holding period for common stock generally will include the period during which you held the notes. To the extent any common stock issued upon a conversion is allocable to accrued interest or OID, however, your holding period for such common stock may commence on the day following the date of delivery of common stock.

     If you receive a combination of common stock and cash (other than cash attributable to a fractional share of common stock), the tax treatment is not entirely certain. The fair market value of cash and common stock received with respect to accrued interest will be taxable as ordinary income to the extent not previously includible in income. Additionally, you may be required to recognize gain, if any, in an amount equal to the lesser of (1) the cash received or (2) the excess of the fair market value of the common stock and cash received over your adjusted tax basis in the note at the time of conversion, in each case other than any cash and common stock received with respect to accrued interest, and may not be able to recognize a loss. In such event, your tax basis in the common stock, other than to the extent received with respect to accrued interest, generally would be equal to your adjusted tax basis in the note at the time of conversion, increased by the amount of gain recognized, if any, and reduced by the amount of cash received (other than cash received with respect to accrued interest). Your tax basis in the common stock received upon a conversion with respect to accrued interest would equal the fair market value of such stock. Cash received in lieu of a fractional share of common stock generally would be treated in the same manner as described in the preceding paragraph. Alternatively, your receipt of cash and common stock upon conversion may be treated as a sale of a portion of the note for cash and a conversion of the remainder of the note. In such event, the cash received would be treated as proceeds from a sale of a portion of the note, as described above under “- Sale, Exchange, Redemption or Other Disposition of Notes,” and the common stock would be treated as received upon a conversion of a portion of the note, as described above in the preceding paragraph. Under this alternative, your tax basis in the note would be allocated between the portion treated as converted into common stock (including any fractional share treated as received) and the portion treated as sold for cash. Under either alternative, your holding period for the common stock generally would include your holding period for the converted note. To the extent that any common stock is allocable to accrued interest or OID, however, your holding period for such common stock may commence on the day following the date of delivery of the common stock. You should consult your own tax advisers regarding the tax consequences of receiving a combination of common stock and cash upon conversion.

     If you receive solely cash in exchange for your note upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note (as described above under “— Sale, Exchange, Redemption or Other Disposition of Notes”).

Our Purchase of Notes at Your Option or Redemption at Our Option

     If you require us to purchase a note as described above under “Description of the Notes — Purchase of Notes by AMR at the Option of the Holder” or “Description of the Notes — Change in Control Permits Purchase of Notes by AMR at the Option of the Holder” and we issue shares of our common stock plus cash in lieu of any fractional share of common stock in full satisfaction of the purchase price, our purchase of the note should be treated in the same manner as a conversion of the note solely into common stock, as described above under “— Conversion of Notes.”

     If you require us to purchase a note as described above under “Description of the Notes — Purchase of Notes by AMR at the Option of the Holder” or “Description of the Notes — Change in Control Permits Purchase of Notes by AMR at the Option of the Holder” and we deliver a combination of cash and shares of our common stock in payment of the purchase price (other than cash attributable to a fractional share of common stock), the tax treatment is not entirely certain. The fair market value of cash and common stock received with respect to accrued interest will be taxable as ordinary income to the extent not previously includible in income. Additionally, you may be required to recognize gain, if any, in an amount equal to the lesser of (1) the cash received or (2) the excess of the fair market value of the common stock and cash received over your adjusted tax basis in the note at the time of purchase by us, in each case other than any cash and common stock received with respect to accrued interest, and may not be able to recognize a loss. In such event, your tax basis in the common stock, other than to the extent received with respect to accrued interest, generally would be equal to your adjusted tax basis in the note at the time of our purchase, increased by the amount of gain recognized, if any, and reduced by the amount of cash received (other than cash received with respect to accrued interest). Your tax basis in the common stock received at the time of our purchase with respect to accrued interest would equal the fair market value of such stock. Cash received in lieu of a fractional share of common stock generally would be treated in the same manner as described above in the first paragraph under “— Conversion of Notes.” Alternatively, your receipt of cash and common stock upon our purchase of a note may be treated as a sale of a portion of the note for cash and a conversion of the remainder of the note for common stock. In such event, the cash received would be treated as proceeds from a sale of a portion of the note, as described above under “— Sale, Exchange, Redemption or Other Disposition of Notes,” and the common stock would be treated as received upon a conversion of a portion of the note, as described above in the first paragraph under “— Conversion of Notes.” Under this alternative, your tax basis in the note would be allocated between the portion treated as converted into common stock (including any fractional share treated as received) and the portion treated as sold for cash. Under either alternative, your holding period for the common stock generally should include your holding period for the note purchased by us. To the extent that any common stock is allocable to accrued interest or OID, however, your holding period for such common stock may commence on the day following the date of delivery of the common stock. You should consult your own tax advisers regarding the tax consequences of receiving a combination of common stock and cash upon a purchase of a note by us.

     If we elect to exercise our option to redeem a note or if you elect to require us to purchase a note and, in either event, we deliver to you cash in full satisfaction of the redemption or purchase price, the redemption or purchase will be treated the same as a sale of the note, as described above under “— Sale, Exchange, Redemption or Other Disposition of Notes.”

Constructive Dividend

     The conversion price of the notes will be adjusted in certain circumstances. See “Description of the Notes — Conversion Rights.” Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distribution will be taxable as a dividend to the extent it is treated as paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Dividends on Common Stock

     If, after you convert a note into common stock, we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your tax basis in such common stock. Any remaining excess will be treated as capital gain. If you are a non-corporate U.S. holder, the amount of any such distribution treated as a dividend generally will be taxable at a maximum rate of 15% through December 31, 2008, after which time dividends will be taxable at the regular rates for ordinary income. If you are a corporation, you may be able to claim a deduction for a portion of any distribution received that is treated as a dividend.

Sale or Other Disposition of Common Stock

     You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are a non-corporate U.S. holder and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will be subject to tax at a maximum rate of 15% through December 31, 2008, after which time the maximum rate is scheduled to revert to 20%. Limitations apply to the deduction of capital losses.

Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments to a U.S. holder of principal and interest on the notes (and the amount of OID accruing for U.S. federal income tax purposes), dividends paid on the common stock, and the proceeds of sale or other disposition of a note or share of common stock unless you are an exempt recipient (such as a corporation). Backup withholding tax may apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income. The backup withholding rate for 2004 is 28%.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

Non-U.S. Holders

     The following summary discusses certain material U.S. federal tax consequences to non-U.S. holders relating to the purchase, ownership and disposition of the notes and the shares of common stock that may be received upon conversion or repurchase of the notes. A “non-U.S. holder” means a beneficial owner of the notes or common stock that is for U.S. federal income tax purposes:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) that is not created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or

•	a trust unless (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES, AS WELL AS ANY TAX

CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

     U.S. Federal Withholding Tax on Note Payments. Subject to the discussion of backup withholding below, payments of principal and interest (including OID) on a note to, or on behalf of, a non-U.S. holder will not be subject to the 30% U.S. federal withholding tax, provided that, in the case of interest:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us directly or constructively through stock ownership for U.S. federal income tax purposes; and

•	the non-U.S. holder certifies, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information (generally on IRS Form W-8BEN or a suitable substitute form).

     The Treasury regulations provide alternative methods for satisfying the certification requirement referred to in the third bullet above, as well as special rules for certain types of entities, including foreign partnerships.

     If interest on the notes is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (or, if an applicable treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the interest will not be subject to the 30% U.S. federal withholding tax (provided that the non-U.S. holder has provided the appropriate documentation to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. Interest on the notes that is effectively connected with the conduct of a trade or business in the United States by a corporate non-U.S. holder may also be subject to a branch profits tax of 30% (or a lower rate if provided by an applicable tax treaty).

     Dividends on Common Stock. If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock (or if there is a deemed distribution as described above under “-Constructive Dividend”), the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions treated as dividends (including constructive dividends as described above under “-Constructive Dividend”) paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly completed IRS Form W-8BEN.

     If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. person. Dividends that are effectively connected with the conduct of a trade or business in the United States by a corporate non-U.S. holder may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

     Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock. Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the sale, exchange, redemption or other disposition of the notes or common stock (including upon conversion or purchase of the notes at the option of the non-U.S. holder or redemption of the notes at our option) unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption or disposition, and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States (in which event a non-U.S. holder that is a corporation may also be subject to a branch profits tax at the rate of 30%, or a lower rate if provided by an applicable tax treaty); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

     We do not believe that we are a “U.S. real property holding corporation” nor do we presently anticipate that we will become one.

     Information Reporting and Backup Withholding. Generally, the amount of interest (including OID) on the notes and dividends on the common stock paid to a non-U.S. holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.

     Under certain circumstances, information reporting could also apply to payments of principal on the notes and backup withholding of U.S. federal income tax could apply to payments of principal and interest (including OID) on the notes and of dividends on the common stock to a non-U.S. holder if such holder fails to certify under penalties of perjury that it is not a U.S. person.

     Payment of the proceeds of the sale or other disposition of the notes or common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no knowledge or reason to know to the contrary. Payments of the proceeds of a sale of the notes or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

     U.S. Federal Estate Tax. A note held by an individual non-U.S. holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such holder does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote and interest on the note would not have been effectively connected with the conduct of a trade or business in the United States by such holder. Shares of our common stock owned or treated as owned by an individual who is a non-US. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

     Legislation enacted in 2001 provides for reductions in the rate of U.S. federal estate tax through 2009 and the elimination of the tax entirely for the year 2010. Under the legislation, the estate tax would be fully reinstated, as in effect prior to the reductions, for 2011 and thereafter.

CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

     The acquisition and/or holding of the notes by an ERISA Plan with respect to which AMR, American Airlines, Inc. or the underwriters is considered a party in interest or a disqualified person, and the conversion of the notes by an ERISA Plan with respect to which AMR or American Airlines, Inc. is considered a party in interest or disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

     Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase, holding and conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

     Accordingly, by acceptance of the notes, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the purchase, holding and conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement dated February 10, 2004, we have agreed to sell to the underwriters named below, and the underwriters named below have agreed to purchase from us, the total principal amount of the notes as follows:

Principal
Underwriter	Amount of Notes

Credit Suisse First Boston LLC	$225,000,000
Morgan Stanley & Co. Incorporated	75,000,000

Total	$300,000,000

     The underwriters have agreed to purchase all of the notes being sold pursuant to the underwriting agreement if any of these notes are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

     The underwriters have advised us that they propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain selling group members at such price less a selling concession of $6.00 per $1,000 principal amount of notes. After the initial public offering, the public offering price and concession may be changed.

     We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, subject to certain exceptions stated in the underwriting agreement, without the prior consent of the underwriters: offer, pledge, sell, contract to sell or enter into any agreement to offer or sell, directly or indirectly, any shares of our common stock or any securities convertible into, or exchangeable or exercisable for, or repayable with shares of our common stock, or file any registration statement with the SEC in respect of such common stock or securities (other than a shelf registration statement under Rule 415); or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our shares of common stock or other securities, in cash or otherwise.

     The notes are a new issue of securities for which there is no trading market. We will not apply for listing of the notes on a national securities exchange or other stock market. We have been advised by one or more of the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in the notes, and any such market-making may be discontinued at any time, at the discretion of such underwriter. A market for the notes therefore may not develop, and we are not certain of the liquidity of any market that may develop, the ability of holders to sell their notes or the price at which holders would be able to sell their notes. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

     We have granted the underwriters an option to purchase up to an additional $45,000,000 aggregate principal amount of the notes at the initial public offering price less a discount solely to cover over-allotments. Such option may be exercised at any time until 30 days after the date of this prospectus supplement. The additional notes may be resold at varying prices, and any gain in the sale of said notes will constitute additional compensation to the relevant underwriter.

     The underwriting discount is equal to $10.00 per $1,000 principal amount of notes. Therefore, the underwriters will receive in connection with this offering a total commission of $3,000,000 if the underwriters do not exercise their option to purchase additional notes, and $3,450,000 if they exercise their option in full.

     In connection with this offering, the underwriters may engage in transactions that stabilize the market price of the notes and the shares of common stock in accordance with Regulation M under the Exchange Act. Such transactions may consist of bids or purchases to peg, fix or maintain the price of the notes or the shares of common stock.

     If the underwriters create a short position in the notes in connection with this offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option described above.

     In general, purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     From time to time, the underwriters or their affiliates perform investment banking and advisory services for us and provides us with general financing and banking services. Phillip J. Purcell, the Chairman and Chief Executive Officer of Morgan Stanley, the parent of Morgan Stanley & Co. Incorporated, is a director of AMR Corporation and American Airlines, Inc.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the date of each issuance of the notes in this offering, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to AMR; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No Public Offering Outside the United States

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to AMR or the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the notes may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering, the distribution of this prospectus supplement and the accompanying prospectus and resale of the notes.

     Purchasers of the notes offered by this prospectus supplement may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

U.K. Stabilisation

     In connection with this issue, the underwriters may over-allot or effect transactions for a limited period with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there may be no obligation on the underwriters (or any agent of the underwriters) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

     By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of

Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

     Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL OPINION

     The validity of the notes will be passed upon for us by Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY, 10022 and for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY, 10022.

EXPERTS

     The consolidated financial statements and schedules of AMR and American Airlines, Inc. appearing in AMR’s and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports (which contain an explanatory paragraph describing conditions that raise substantial doubt about AMR’s and American Airlines, Inc.’s ability to continue as a going concern as described in Note 2 to the AMR and American Airlines, Inc. consolidated financial statements) thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$3,000,000,000

AMR Corporation

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

     By this prospectus, we may offer from time to time up to $3,000,000,000 of any combination of the securities described in this prospectus.

     We will provide specific terms of the securities in a prospectus supplement to this prospectus. A prospectus supplement may also change or update information contained in this prospectus.

     Before you invest in any of these securities, you should carefully read this prospectus, including the documents and other information we have referred to under the heading “Where You Can Find More Information”, and the prospectus supplement relating to the specific issue of securities.

     We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2003

     You should rely only on the information contained in this prospectus or any applicable prospectus supplement and those documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus or any prospectus supplement nor any distribution of securities pursuant to this prospectus or any prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus or such prospectus supplement by reference or in our affairs since the date of this prospectus or such prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we and our subsidiary, American Airlines, Inc., filed jointly with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus from time to time using this prospectus together with a prospectus supplement. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change information contained in this prospectus through one or more prospectus supplements to this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

     This prospectus does not contain all of the information set forth in the registration statement that we filed with the SEC or in the exhibits to that registration statement. For further information about AMR Corporation, American Airlines, Inc., or the securities, you should refer to that registration statement and its exhibits. Statements contained in this prospectus or in any prospectus supplement as to the contents of any contract or other document are not necessarily complete, and you should review the full text of those contracts and other documents.

     The registration statement that we filed with the SEC relating to the securities can be obtained from the SEC, as described below under “Where You Can Find More Information”.

     In this prospectus, references to “AMR”, the “Company”, “we”, “us” and “our” refer to AMR Corporation.

WHERE YOU CAN FIND MORE INFORMATION

     We and American Airlines, Inc. file annual, quarterly and special reports, proxy statements (in the case of AMR Corporation only) and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     We “incorporate by reference” in this prospectus certain documents that we and American Airlines, Inc. file with the SEC, which means:

•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus; and

•	information that we and American Airlines, Inc. file later with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below and all documents that AMR or American Airlines, Inc. files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act”) after the date of this prospectus and until the offering of all the securities hereunder has been completed, other than current reports (or portions thereof) furnished under Items 9 or 12 of Form 8-K:

•	Annual Reports of AMR and of American Airlines, Inc. on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports of AMR and American Airlines, Inc. on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Current Reports of AMR on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003 (Report with respect to labor matters), April 23, 2003, April 25, 2003, May 2, 2003, June 11, 2003, June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1, 2003, October 22, 2003 and October 24, 2003 (8-K/A); and

•	Current Reports of American Airlines, Inc. on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003, April 23, 2003, April 25, 2003, June 12, 2003, June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1, 2003 and October 22, 2003.

     You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:

Corporate Secretary
AMR Corporation
P.O. Box 619616, Mail Drop 5675
Dallas/Fort Worth Airport, Texas 75261-9616
(817) 967-1254

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words “believes”, “expects”, “plans”, “anticipates”, and similar expressions are intended to identify forward-looking statements.

     Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs, expectations as to future financing needs, overall economic conditions and plans and objectives for future operations, the impact on us of the events of September 11, 2001 and of our results of operations for the past two years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.

     All forward-looking statements in this prospectus and the documents incorporated by reference are based upon information available to us on the date of this prospectus or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations.

     The following factors, in addition to those discussed under the caption “Risk Factors” in each prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: the uncertain financial and business environment we face, the struggling economy, high fuel prices and the availability of fuel, the residual effects of the war in Iraq, conflicts in the Middle East, historically low fare levels and the general competitive environment, our ability to implement our restructuring program and the effect of the program on our operational performance and service levels, uncertainties with respect to our international operations, changes in our business strategy, actions by U.S. or foreign government agencies, the possible occurrence of additional terrorist attacks, another outbreak of SARS, our or American Airlines, Inc.’s inability to satisfy existing liquidity requirements or other covenants in certain of our or American Airlines, Inc.’s credit agreements and the availability of future financing.

     Additional information concerning these and other factors is contained in our and American Airlines, Inc.’s SEC filings, including but not limited to our and American Airlines, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002.

THE COMPANY

     AMR Corporation was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American Airlines, Inc., was founded in 1934. On April 9, 2001, American Airlines, Inc. (through a wholly owned subsidiary, TWA Airlines LLC (“TWA LLC”)) purchased substantially all of the assets and assumed certain liabilities of Trans World Airlines, Inc. (“TWA”), the eighth largest U.S. carrier. American Airlines, Inc., including TWA LLC (collectively, “American”), is the largest scheduled passenger airline in the world. At the end of 2002, American provided scheduled jet service to more than 152 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.

     In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. (collectively the "American Eagle Carriers”). In addition, American contracts with two independently owned regional airlines which do business as the “AmericanConnection” (the “AmericanConnection Carriers”). The American Eagle Carriers and the AmericanConnection Carriers provide connecting service from eight of American’s high-traffic cities to smaller markets throughout the United States, Canada, the Bahamas and the Caribbean.

     AMR Investment Services, Inc., a wholly-owned subsidiary of AMR (“AMR Investment”), is responsible for the investment and oversight of the assets of AMR’s defined benefit and defined contribution plans, as well as its short-term investments.

     The postal address for AMR’s and American’s principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone: 817-963-1234). AMR’s Internet address is http://www.amrcorp.com. Information on AMR’s website is not incorporated into this prospectus and is not a part of this prospectus.

     AMR conducts all of its business through its wholly owned operating subsidiaries, including American Airlines, Inc. AMR does not maintain a borrowing facility and is dependent on the cash flow generated by the operations of its subsidiaries and on dividends and other payments to it from its subsidiaries to meet its liquidity needs and obligations, including obligations with respect to debt securities, dividends on capital stock and other obligations on the securities described in this prospectus. American Airlines, Inc. is a separate and distinct legal entity and although it may unconditionally guarantee AMR’s obligations with respect to one or more of securities described in this prospectus, due to limitations and restrictions in its debt instruments, it may be unable to pay any amounts due on such guarantee or to provide AMR with funds for AMR’s payment obligations on such securities, by dividend, distribution, loan or other payment. Future borrowings by AMR, American Airlines, Inc. and AMR’s other subsidiaries may include additional restrictions. In addition, under applicable state law, American Airlines, Inc. and AMR’s other subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.

     The securities described in this prospectus and any guarantee by American Airlines, Inc. with respect to any such securities will represent unsecured senior obligations and rank equal in right of payment with all the existing and future unsecured and unsubordinated indebtedness of AMR and American Airlines, Inc., respectively. In the event of any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding involving AMR or American Airlines, Inc., holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In addition, the securities described in this prospectus and any guarantee by American Airlines, Inc. with respect to any such securities will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR (other than American Airlines, Inc. to the extent of such guarantee) and American Airlines, Inc., respectively. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.

RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of AMR and of American for the periods indicated:

	Year ended December 31,
						Nine Months ended
	1998	1999	2000	2001	2002	September 30, 2003
Ratio of Earnings to Fixed Charges
AMR	2.55	1.72	1.87	(1)	(3)	(5)
American	2.82	1.95	2.07	(2)	(4)	(6)

     (1) For the year ended December 31, 2001, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $2,900 million to achieve a ratio of earnings to fixed charges of 1.0.

     (2) In April 2001, the board of directors of American approved the unconditional guarantee by American (the “American Guarantee”) of the existing debt obligations of AMR. As such, as of December 31, 2001, American unconditionally guaranteed through the life of the related obligations approximately $676 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation. For the year ended December 31, 2001, earnings were not sufficient to cover fixed charges. American needed additional earnings of $2,584 million to achieve a ratio of earnings to fixed charges of 1.0.

     (3) For the year ended December 31, 2002, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $3,946 million to achieve a ratio of earnings to fixed charges of 1.0.

     (4) At December 31, 2002, American’s exposure under the American Guarantee was approximately $636 million with respect to unsecured debt and approximately $538 million with respect to secured debt. For the year ended December 31, 2002, earnings were not sufficient to cover fixed charges. American needed additional earnings of $3,749 million to achieve a ratio of earnings to fixed charges of 1.0.

     (5) For the nine months ended September 30, 2003, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $1,171 million to achieve a ratio of earnings to fixed charges of 1.0.

     (6) At September 30, 2003, American’s exposure under the American Guarantee was approximately $936 million with respect to unsecured debt and approximately $503 million with respect to secured debt. For the nine months ended September 30, 2003, earnings were not sufficient to cover fixed charges. American needed additional earnings of $1,239 million to achieve a ratio of earnings to fixed charges of 1.0.

     For purposes of the table, “earnings” represents consolidated income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting change and fixed charges (excluding interest capitalized). “Fixed charges” consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor.

     Our ratio of earnings to combined fixed charges and preferred stock dividends has been the same as the ratio of earnings to fixed charges for each of the above periods because we have not had any shares of preferred stock outstanding during the last five years and have, therefore, not paid any dividends on preferred stock.

USE OF PROCEEDS

     Except as we may describe otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be available for general corporate purposes, including, among other possible uses, the repayment of short-term or long-term debt or lease obligations, the acquisition of aircraft by American Airlines, Inc. or our other subsidiaries and other capital expenditures. We may also use the proceeds for temporary investments until we need them for general corporate purposes.

DIVIDEND POLICY

     We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF DEBT SECURITIES

Introduction

     We may elect to offer unsecured debt securities. We will issue the debt securities in one or more series under an indenture, which we refer to as the “indenture”, to be entered into between us and Wilmington Trust Company, as trustee. The debt securities will rank equal in right of payment with all of our other unsecured, unsubordinated indebtedness. The debt securities may include debentures, notes or other kinds of unsecured debt obligations. The amount of debt securities that we can issue under the indenture is unlimited.

     The description of the terms of the debt securities and indenture in this prospectus is a summary. When we offer to sell a series of debt securities, we will summarize in a prospectus supplement the particular terms of such series of debt securities that we believe will be the most important to your decision to invest in such series of debt securities. As the terms of such series of debt securities may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the debt securities, and the indenture, and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of debt securities of such series. There may be other provisions in such debt securities and the indenture that are also important to you. You should carefully read these documents for a full description of the terms of such debt securities. The indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

     In this description, we include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement.

     The debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities will mean that you will be one of AMR’s unsecured creditors. See “The Company”. Unless we tell you otherwise in an applicable prospectus supplement, the indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. In addition, unless we tell you otherwise in an applicable prospectus supplement, the indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of debt, securing our debt or the issuance or repurchase of our debt securities, or any covenants or other provisions to afford protection to holders of debt securities in the event of a highly leveraged transaction or a change in control.

Specific Terms of Debt Securities

     We may issue the debt securities in one or more series through an indenture that supplements the indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

     A prospectus supplement will describe specific terms relating to the series of debt securities then being offered. These terms may include some or all of the following:

•	the title and type of such debt securities;

•	any limit on the total principal amount of such debt securities;

•	the date or dates on which the principal of such debt securities will be payable, or the method of determining and/or extending such date(s), and the amount or amounts of such principal payments;

•	the date or dates from which any interest will accrue, or the method of determining such date(s);

•	any interest rate or rates (which may be fixed or variable) that such debt securities will bear, or the method of determining or resetting such rate or rates, and the interest payment dates (if any) for such debt securities;

•	the circumstances, if any, in which payments of principal, premium, if any, or interest on such debt securities may be deferred;

•	the place or places where any principal, premium or interest payments may be made;

•	any optional redemption or other early payment provisions, including the period(s) within which, the price(s) at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, AMR may redeem or prepay such debt securities;

•	any provisions obligating AMR to repurchase or otherwise redeem such debt securities pursuant to sinking fund or analogous provisions, upon the occurrence of a specified event or at the holder’s option;

•	if other than $1,000 denominations, the denominations in which such debt securities are issuable;

•	the amount of discount, if any, with which such debt securities will be issued;

•	if other than U.S. dollars, the currency, composite currency or currency units of payment of principal, premium, if any, and interest on such debt securities or in which the debt securities are denominated;

•	if applicable, the time period within which, the manner in which and the terms and conditions upon which a holder of a debt security can select the payment currency;

•	any index, formula or other method to be used for determining the amount of any payments on such debt securities;

•	if other than the outstanding principal amount, the amount that will be payable if the maturity of such debt securities is accelerated, or the method of determining such amount;

•	the person to whom any interest on such debt securities will be payable (if other than the registered holder of such debt securities on the applicable record date) and the manner in which it shall be payable;

•	any changes to or additional events of default or covenants;

•	any additions or changes to the indenture relating to a series of debt securities necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any provisions for the payment of additional amounts on debt securities, including additional amounts on debt securities held by non-U.S. persons in respect of taxes or similar charges withheld or deducted, and for the optional redemption of such debt securities in lieu of paying such additional amounts;

•	any provisions modifying the defeasance or covenant defeasance provisions that apply to such debt securities;

•	whether such debt securities will be issued in whole or in part in the form of one or more temporary or global securities, and, if so, the identity of the depositary for such global security or securities;

•	if temporary global debt securities are issued, any special terms and conditions for payments thereon and for exchanges or transfers of beneficial interests therein;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of AMR or any other person and any changes to the indenture to permit or facilitate such conversion or exchange;

•	if other than the laws of New York, the law governing such debt securities and the extent to which such other law governs;

•	whether an American Airlines, Inc. guarantee will apply to such debt securities and, if so, the material terms thereof; and

•	any other special terms of such debt securities.

(Section 3.1 of the indenture)

     Debt securities may also be issued under the indenture upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units”.

     Unless we tell you otherwise in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

     Unless we tell you otherwise in the applicable prospectus supplement, debt securities will be issued in fully registered form without coupons. If debt securities of any series are issued in bearer form, the applicable prospectus supplement will describe special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to such debt securities and to payments on and transfer and exchange of such debt securities. Bearer debt securities generally will be transferable by delivery. (Section 3.5 of the indenture) The indenture refers to the bearer of a bearer debt security as the “holder” of that debt security. (Section 1.1 of the indenture)

     One or more series of debt securities may be sold at a substantial discount below their stated principal amount. Such a series of debt securities is issued at an “original issue discount”. Typically, a debt security that is issued at an “original issue discount” will not bear interest or will bear interest at an interest rate that is below the market interest rate at the time of issuance. If we issue debt securities at an “original issue discount”, the applicable prospectus supplement will describe certain special federal income tax and other considerations applicable to such debt securities.

     If the purchase price of any debt securities is payable in foreign currencies, composite currencies or currency units, if any debt securities are denominated in foreign currencies, composite currencies or currency units, or if any debt securities are payable in foreign currencies, composite currencies or currency units, the applicable prospectus supplement will describe the special restrictions, elections and other specific terms and federal income tax considerations and certain other important information, with respect to such debt securities and such foreign currencies, composite currencies or currency units.

     The principal, premium, interest or other payments on debt securities may be determined by reference to an index, formula or other method. Such an index, formula or other method may be based, without limitation, on the price of one or more commodities, derivatives or securities; a commodities, derivatives, securities exchange or other index; a foreign currency or currencies or one or more composite currencies or currency units; or any other variable or variables or any relationship between any variables or combination of variables. Holders of such debt securities may receive a principal payment or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable index, formula or other factor or changes in any applicable variable or variables. If we issue debt securities the payments on which are based on such an index, formula or other method, the applicable prospectus supplement will describe that index, formula or other method and other specific terms and certain special federal income tax and other considerations applicable to such debt securities.

     One or more series of debt securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities, or fixed rate debt securities exchangeable for variable rate debt securities. The applicable prospectus supplement will describe specific terms, federal income tax considerations and certain other important information.

     We may issue debt securities of a particular series at different times. In addition, we may issue debt securities within a series with terms different from the terms of other debt securities of that series.

     Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Registered Securities

     As noted above, unless we tell you in a prospectus supplement that the specific debt securities described in that prospectus supplement are bearer debt securities, the debt securities will be “registered securities”. We and the trustee may treat the person in whose name a registered debt security is registered under any indenture as the owner of that debt security for all purposes, including for the purpose of receiving payments on that debt security. (Section 3.8 of the indenture) The indenture refers to each person in whose name a registered debt security is registered as the “holder” of that debt security. (Section 1.1 of the indenture)

     Except as described below under “Global Debt Securities” or in the applicable prospectus supplement, a holder can exchange or transfer debt securities in registered form at the office of the trustee. Initially, the trustee will act as our agent for registering such debt securities in the names of holders and transferring such debt securities. We may appoint another entity at any time to perform this role or we may perform it ourselves. The entity performing the role of maintaining the list of registered holders and performing transfers is called the “registrar”. (Sections 3.5 and 9.2 of the indenture)

     Unless we tell you otherwise in the applicable prospectus supplement, a holder seeking to transfer or exchange a registered debt security will not be required to pay a service charge to us, the registrar or the trustee, but such holder may be required to pay any tax or other governmental charge associated with the transfer or exchange. (Section 3.5 of the indenture)

     If you are not the holder of any debt securities in registered form, your rights relating to those debt securities will be governed in part by applicable laws and by the account rules and policies of the broker, bank or financial intermediary through which you invest in such debt securities and any other financial intermediary that holds interests directly or indirectly in such debt securities (including any depositary referred to below under “Global Debt Securities”). None of AMR, American Airlines, Inc. or the trustee has any responsibility for the account rules, policies, actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in a debt security in registered form.

     If you are not the holder of any debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments, and whether you will be able to provide instructions as to how such broker, bank or other financial intermediary should exercise the rights of a “holder” under the indenture.

Global Debt Securities

     We may specify in the applicable prospectus supplement that the debt securities of a series will be issued in the form of fully registered global securities (“registered global securities”). Registered global securities will be registered in the name of a financial institution we select. This financial institution, which will be the sole direct holder of the registered global securities, is called the “depositary”. We will identify any depositary in the applicable prospectus supplement. Any person wishing to own a debt security represented by a registered global security must do so indirectly by virtue of an account with a broker, bank or other financial intermediary that in turn has an account with the depositary, or with another financial intermediary that itself has an account with the depositary. The debt securities represented by the registered global securities may not be transferred to the name of any other holder unless the special circumstances described below occur.

     Special Investor Considerations for Registered Global Securities. Our obligations with respect to registered global securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered holders of those debt securities. For example, once a payment on a registered global security is made to the depositary, as sole holder of that registered global security, neither we nor the trustee has any further responsibility for that payment even if it is not passed along to the correct owners of the beneficial interests in that registered global security.

     As long as the debt securities are represented by registered global securities:

•	You cannot have debt securities registered in your name under the indenture.

•	You cannot receive physical certificates from us for your interest in the debt securities.

•	You must look to your own bank or broker or other financial intermediary for payments on the debt securities.

•	You will have no rights as a “holder” under the indenture. This means that, among other things, you will have no right to give any direction, approval or instruction directly to the trustee under the indenture.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the registered global security. AMR, American Airlines, Inc. and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the registered global security. AMR, American Airlines, Inc. and the trustee also do not supervise the depositary in any way. In addition, AMR , American Airlines, Inc. and the trustee have no responsibility for the actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in the registered global security.

•	Payment for purchases and sales in the market for corporate debentures and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a registered global security be purchased or sold within its system using same-day funds. This difference could have some effect on how registered global security interests trade, but we do not know what that effect will be.

     You should consult the broker, bank or other financial intermediary through which you invest in debt securities represented by registered global securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments and whether you will be able to provide instructions as to how the depositary should exercise the rights of a “holder” under the indenture.

     Special Situations When a Registered Global Security Will Be Terminated. In the special situations described in the next paragraph, a registered global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, we believe that you likely will be able to choose whether to hold debt securities directly in your own name or indirectly through an account at a bank or broker or other financial intermediary. However, when a registered global security terminates, the depositary (and not AMR, American Airlines, Inc. or the trustee) will be responsible for determining the names of the institutions that will be the initial direct holders of the debt securities. You must consult your own bank or broker or other financial intermediary at such time to find out how to have your interests in debt securities transferred to your own name, if you wish to become a direct holder.

     The special situations for termination of a registered global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualifies to continue as depositary (unless a replacement depositary is named).

•	When we determine not to have any of the debt securities of a series represented by a registered global security and notify the trustee of our decision.

(Section 3.5 of the indenture) In addition, a prospectus supplement may list situations for terminating a registered global security that would apply only to the particular series of debt securities covered by that prospectus supplement.

     Bearer Global Securities. The debt securities of a series may also be issued wholly or partially in the form of one or more bearer global securities (“bearer global securities”) that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. (Sections 3.4 and 3.5 of the indenture) The applicable prospectus supplement will describe the specific terms and procedures, including the depositary arrangement, with respect to any portion of a series of debt securities to be represented by bearer global securities.

Payments

     Unless we tell you otherwise in the applicable prospectus supplement, we will generally deposit interest, principal and any other money due on the debt securities, in the designated currency, with the trustee, and the trustee will act as our agent for making payments on the debt securities. We may change this appointment to another entity or perform this role ourselves. The entity performing the role of making payments is called the “paying agent”. We may, at our option, make any interest payments on debt securities in registered form by having the trustee mail checks or make wire transfers to the registered holders listed in the registrar’s records. (Sections 3.7(a) and 9.2 of the indenture) If you are not the holder of any debt securities in registered form, you must make your own arrangements with the bank, broker or other financial intermediary through which you invest in such debt securities to receive payments.

     Unless we tell you otherwise in the applicable prospectus supplement, interest, if any, will be payable to each holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if such holder no longer owns the debt security on the interest due date. That particular day is called the “record date” and will be stated in the prospectus supplement. (Section 3.7(a) of the indenture) Persons buying and selling debt securities between a record date and an interest payment date must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the record date.

     Unless we tell you otherwise in the applicable prospectus supplement, interest payable on any debt security in registered form that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder in whose name such debt security is registered on the relevant record date. Such defaulted interest will instead be payable to the person in whose name such debt security is registered on the special record date or other specified date determined in accordance with the indenture. (Section 3.7(b) of the indenture)

     We will make payments on debt securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement, subject to any relevant laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement.

     Unless we tell you otherwise in the applicable prospectus supplement, if any payment date is not a business day, payments scheduled to be made on such payment date may be made on the next succeeding business day without additional interest.

     We may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place of payment designated for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of such series and any related coupons may be presented and surrendered for payment. (Section 9.2 of the indenture)

     Unless we tell you otherwise in the applicable prospectus supplement, any moneys or governmental obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, or interest or other amounts on any debt security that remains unclaimed for two years after such principal, premium, if any, or interest or other amounts has become due and payable will, at our request, be repaid to us. After repayment to us, holders of such debt securities will be entitled to seek payment only from us as a general unsecured creditor.

Notices

     AMR and the trustee will send notices regarding debt securities in registered form only to registered holders, using their addresses as listed in the registrar’s records. If you are not the holder of debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on how you will receive such notices. Holders of bearer debt securities will be notified by publication as described in the prospectus supplement relating to such debt securities. (Section 1.6 of the indenture)

Redemption

     Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

     The redemption features, if any, of any series of debt securities will be described in the applicable prospectus supplement. We may redeem debt securities in denominations larger than $1,000 but, unless we state otherwise in an applicable prospectus supplement, only in integral multiples of $1,000

     Unless we state otherwise in an applicable prospectus supplement, we will mail notice of any redemption of debt securities at least 15 days but not more than 60 days before the redemption date to the holders. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

Consolidation, Merger or Sale by AMR

     The indenture generally permits AMR to consolidate or merge with or into another entity and to sell or otherwise dispose of all or substantially all of its assets. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell or otherwise dispose of our assets, the other entity must be a corporation, limited liability company, partnership, trust or other person organized and existing under the laws of the United States of America or a State thereof, and it must agree to be legally responsible for all of AMR’s obligations under the debt securities and the indenture;

•	the transaction must not cause a default on the debt securities and AMR must not already be in default (for this purpose, a “default” is an event that with notice or passage of time would become an event of default); and

•	AMR must deliver certain certificates and documents to the trustee.

     The remaining or acquiring person after any such transaction will be substituted for AMR under the indenture and the debt securities, and all obligations of AMR will terminate. (Section 7.1 of the indenture)

Events of Default, Notice and Certain Rights on Default

     The term “event of default” means, with respect to debt securities of any series, any of the following:

•	We fail to pay interest on a debt security of such series within 30 days of its due date.

•	We fail to pay principal or any premium on a debt security of such series, or we fail to deposit any mandatory sinking fund payment, within 10 days of its due date.

•	We remain in breach of a covenant in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or the holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	There occurs any other “event of default” described in the applicable supplemental indenture or board resolution providing for the issuance of such series of debt securities.

(Section 5.1 of the indenture) An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

     The indenture requires the trustee to notify holders of the applicable series of debt securities of any uncured default within 90 days after such default occurs. The trustee may withhold notice, however, of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the holders’ best interests. (Section 6.5 of the indenture)

     If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the affected series may declare the entire principal amount (or, if the debt securities of that series are original issue discount debt securities or debt securities payable in accordance with an index, formula or other method, such portion of the principal amount or other amount specified in the prospectus supplement) of all the debt securities of that series to be due and immediately payable. (Section 5.2 of the indenture) The holders of a majority in aggregate principal amount of the debt securities of the affected series may waive, on behalf of the holders of all debt securities of such series, any past default or event of default with respect to that series and its consequences, except a default or event of default in the payment of the principal of or premium, if any, or interest, if any, on any debt security and certain other defaults. (Section 5.7 of the indenture)

     The holders of a majority in aggregate principal amount of the debt securities of the affected series (with the debt securities of each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee with respect to the debt securities of such series, as long as such direction does not conflict with any law or the indenture and subject to certain other limitations, including, if requested by the trustee, the provision of security or indemnity satisfaction to the trustee. (Section 5.8 of the indenture)

     Before a holder can bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	such holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in aggregate principal amount of all debt securities of the relevant series must request the trustee in writing to take action because of the event of default, and must offer security or indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice, request and indemnity; and

•	the holders of a majority in aggregate principal amount of the debt securities of that series must not have given the trustee a direction inconsistent with the above request.

(Section 5.9 of the indenture)

     However, a direct holder is entitled to bring a lawsuit at any time for the payment of principal, premium, if any, and interest due on its debt securities after the due date. (Section 5.10 of the indenture)

     If you are not the holder of debt securities in registered form, you should consult the broker, bank or financial intermediary through which you invest in such debt securities for information on your rights in respect of those debt securities following an event of default.

     We will file annually with the trustee a certificate as to AMR’s compliance with all conditions and covenants of the indenture. (Section 9.7 of the indenture)

Modification of the Indenture

     There are three categories of changes we can make to the indenture and the debt securities.

     Changes Requiring Approval of Each Affected Holder. First, there are changes that cannot be made to the indenture and the debt securities of any series without the approval of each holder of such debt securities who would be affected by such change. Following is a summary of those changes:

•	to change the time for payment of principal of or interest on a debt security;

•	to reduce the amounts of principal of or interest on a debt security;

•	to reduce the amount of any premium payable upon the redemption of a debt security;

•	to reduce the amount payable upon acceleration of the maturity of an original issue discount debt security or a debt security payable in accordance with an index, formula or other method;

•	to change the currency of payment on a debt security;

•	to impair the right to sue for payment on a debt security;

•	to reduce the percentage of holders of debt securities of such series whose consent is needed to modify or amend the indenture or to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	to modify the provisions relating to waiver of certain defaults or modifications of the indenture and debt securities, other than to increase any percentage of holders required for such waivers and modifications, or to provide that other provisions of the indenture and debt securities may not be modified without consent of each affected holder.

(Section 8.2 of the indenture)

     Changes Not Requiring Approval. The second category of changes to the indenture and the debt securities does not require any vote by holders of debt securities. Following is a summary of those changes:

•	to reflect that another corporation or entity has succeeded AMR or American Airlines, Inc. and assumed its covenants and obligations under, as applicable, the indenture, any debt securities and any related American Airlines, Inc. guarantee;

•	to add to AMR’s or American Airlines, Inc.’s covenants, to surrender any right or power of AMR or American Airlines, Inc., or to comply with any SEC requirement in connection with the qualification of the indenture or any American Airlines, Inc. guarantee;

•	to add additional events of default with respect to any series;

•	to add or change any provisions to the extent necessary to facilitate the issuance of debt securities in bearer form or in global form;

•	to add, or to change or eliminate, any provision affecting debt securities not yet issued, including to make appropriate provisions for an American Airlines, Inc. guarantee;

•	to secure the debt securities;

•	to establish the form or terms of debt securities;

•	to provide for the electronic delivery of supplemental indentures or debt securities of any series;

•	to evidence and provide for successor or additional trustees or to facilitate the appointment of a separate trustee or trustees for one or more series of debt securities;

•	if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

•	to correct or supplement any inconsistent provisions or to cure any ambiguity or correct any mistake in the indenture, any debt securities or any American Airlines, Inc. guarantee; or

•	to make any other provisions with respect to matters or questions arising under the indenture, as long as such action does not materially adversely affect holders of the debt securities.

(Section 8.1 of the indenture)

     Changes Requiring a Majority Vote. The third category of changes to the indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the principal amount of each particular series adversely affected. This category includes other changes to the indenture and debt securities not part of the first and second categories of changes to the indenture and debt securities described above. (Section 8.2 of the indenture)

     If you are not the holder of debt securities in registered form, you should consult with the broker, bank or financial intermediary through which you invest in such debt securities for information on how approval will be granted or denied if we seek to change the indenture or request a waiver of any of its terms.

Satisfaction and Discharge

     The indenture provides that when, among other things, all debt securities of a series not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense,

and we have deposited or caused to be deposited with the trustee, money or certain governmental obligations or a combination thereof in an amount to be sufficient to pay and discharge the entire indebtedness on debt securities of such series not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect with respect to such series of debt securities, and we will be deemed to have satisfied and discharged the indenture with respect to such series of debt securities. (Section 4.1 of the indenture)

Defeasance

     Unless we tell you otherwise in the applicable prospectus supplement, the following discussion of full defeasance and covenant defeasance will apply to each series of debt securities. (Article IV of the indenture)

     Full Defeasance. Under certain circumstances, we can legally release ourselves from any payment or other obligations on the debt securities of any series (called “full defeasance”) if we put in place the following arrangements for the holders of those debt securities to be repaid:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that there has been a change in federal tax law as in effect on the date of this prospectus or an Internal Revenue Service ruling that lets us make the above deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.

(Sections 4.4 and 4.6 of the indenture)

     If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment on the debt securities of the particular series defeased. Holders could not look to AMR or any American Airlines, Inc. guarantee for repayment if a shortfall occurred.

     AMR may exercise its full defeasance option even if it has previously exercised its covenant defeasance option. If AMR exercises its full defeasance option, payment of the particular series of debt securities defeased may not be accelerated because of a default or an event of default. (Section 4.4 of the indenture)

     Covenant Defeasance. Under certain circumstances, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities of any series. This is called “covenant defeasance”. In that event, holders of those debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and certain governmental obligations set aside in trust to repay such debt securities. To achieve covenant defeasance, we must do the following:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that, under federal tax law as in effect at the time of such deposit, AMR may make such deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.

(Sections 4.5 and 4.6 of the indenture)

     If AMR exercises its covenant defeasance option with respect to the debt securities of a series, certain restrictive covenants of the indenture and certain events of default would no longer apply to such series. (Section 4.5 of the indenture) If one of the remaining events of default occurred, however, and payment of the debt securities of such series was accelerated, there could be a shortfall between the amount in the trust deposit at that time and the amount then due on such series. Holders could still look to AMR for payment of such debt securities if there were such a shortfall. Depending on the event causing the default (such as AMR’s bankruptcy), however, holders may not be able to obtain payment of the shortfall from AMR.

Conversion or Exchange

     We may convert or exchange the debt securities of a series into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under any series of debt securities and the indenture as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations under any series of debt securities, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the debt securities against AMR, and will be an unsecured obligation of American Airlines, Inc.

The Trustee

     Wilmington Trust Company is the trustee under the indenture. Wilmington Trust Company acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Wilmington Trust Company may from time to time provide banking or other services to us and our affiliates.

DESCRIPTION OF CAPITAL STOCK OF AMR CORPORATION

     We may elect to offer common stock or preferred stock. AMR’s certificate of incorporation, as amended (the “Certificate of Incorporation”) authorizes us to issue 750,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, without par value. On October 21, 2003, 159,347,481 shares of our common stock were outstanding. Our common stock currently is listed on the New York Stock Exchange under the trading symbol “AMR”. No shares of our preferred stock are outstanding as of the date hereof.

     The description of our capital stock in this prospectus is a summary. When we offer to sell capital stock, we will summarize in a prospectus supplement the particular terms of such capital stock that we believe will be the most important to your decision to invest in such capital stock. As the terms of such capital stock may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the Certificate of Incorporation and our by-laws, as amended (the “By-Laws”), and statutory and common law, including the Delaware General Corporation Law (the “DGCL”), and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such capital stock. There may be other provisions in the Certificate of Incorporation and By-Laws that are also important to you. You should carefully read these documents for a full description of the terms of such capital stock. Our Certificate of Incorporation and By-Laws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of our Certificate of Incorporation and By-Laws.

Common Stock

     Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of our preferred stock which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of our common stock voting for the election of directors will not be able to elect any persons to the board of directors.

     Delaware General Corporation Law Section 203. As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder”. The restrictions do not apply if (i) prior to an interested stockholder becoming such, the board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of AMR) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of our common stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

     The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. See “Dividend Policy”.

     The common stock is not liable to any calls or assessments and is not convertible into any other securities. The Certificate of Incorporation provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking funds provisions applicable to the common stock, and the Certificate of Incorporation provides that there shall be no preemptive rights.

     The Certificate of Incorporation provides that our directors shall not be personally liable to AMR or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to AMR or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.

     The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Preferred Stock

     Subject to the limitations prescribed by the DGCL, the Certificate of Incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited, and the designation, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

     A prospectus supplement will describe specific terms of the series of preferred shares then being offered. These terms may include some or all of the following:

•	title;

•	the number of shares offered;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares or other securities or property, including whether such conversion is mandatory, at your option or at our option, the conversion price, or manner of calculation of the conversion price, and conversion period;

•	the terms and conditions, if applicable, upon which preferred shares will be exchanged into debt securities or other securities or property, including whether such exchange is mandatory, at your option or at our option, the exchange price, or manner of calculating the exchange price, and the exchange period;

•	voting rights, if any;

•	the relative ranking and preferences of the preferred shares as to dividend rights upon liquidation, dissolution or winding up of our affairs;

•	the restrictions, if any, on the issue or reissue of any additional shares of such series;

•	any limitations on issuance of any series of preferred shares ranking senior to or equal to the series of preferred shares as to dividend rights upon our liquidation, dissolution or winding up;

•	information with respect to book-entry procedures, if any; and

•	any other specific terms, preferences, rights, limitations or restrictions.

     Unless we tell you otherwise in the applicable prospectus supplement, preferred shares will not be listed on any securities exchange.

     Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all series of our common shares, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	equal to all equity securities issued by us the terms of which specifically provide that those equity securities will rank equal to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

     The applicable prospectus supplement will specify the transfer agent and registrar for any shares of preferred stock we may offer pursuant to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

     We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock (or a combination thereof), as the case may be. We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

     The description of our depositary shares in this prospectus is a summary. When we offer to sell depositary shares, we will summarize in a prospectus supplement the particular terms of such depositary shares and the applicable deposit agreement that we believe will be the most important to your decision to invest in such depositary shares. As the terms of such depositary shares may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the depositary shares, the deposit agreement and the indenture (in the case of depositary shares representing fractional interests in debt securities), or the Certificate of Incorporation and By-Laws (in the case of depositary shares representing fractional interests in preferred stock) and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such depositary shares. There may be other provisions in these documents that are also important to you. You should carefully read these documents for a full description of the terms of such depositary shares. A copy of the form of deposit agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.

Interest, Dividends and Other Distributions

     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

     If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indenture or Voting the Preferred Stock

     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, represented by your depositary shares if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

     The depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under the depositary shares and the applicable deposit agreement as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the depositary shares against AMR, and will be an unsecured obligation of American Airlines, Inc.

DESCRIPTION OF WARRANTS

     We may elect to offer warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities, property or assets, as well as other types of warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

     The description of our warrants in this prospectus is a summary. When we offer to sell warrants, we will summarize in a prospectus supplement the particular terms of such warrants and the applicable warrant agreement that we believe will be the most important to your decision to invest in such warrants. As the terms of such warrants may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the warrant certificate relating to such warrants and the warrant agreement, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such warrants. There may be other provisions in the warrant certificate relating to such warrants and the warrant agreement that are also important to you. You should carefully read these documents for a full description of the terms of such warrants. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Debt Warrants

     We may offer warrants to purchase debt securities (“debt warrants”). A prospectus supplement will describe specific terms of the debt warrants, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms may include some or all of the following:

•	the title of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants;

•	if other than U.S. dollars, the currency, composite currency or currency units in which such debt warrants are to be issued or for which the debt warrants may be exercised;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your rights to exercise the debt warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of the securities you may purchase upon exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

     We may issue other warrants. A prospectus supplement will describe specific terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants. These terms may include some or all of the following:

•	the title of the warrants;

•	the securities, which may include preferred stock or common stock or other of our securities, or other property or assets, for which you may exercise the warrants;

•	the aggregate number of the warrants;

•	the number of securities, or the amount of other property or assets, that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

•	if other than U.S. dollars, the currency, composite currency or currency units in which such warrants are to be issued or for which the warrants may be exercised;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities or other property or assets;

•	the date on which your rights to exercise the warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of any securities you may purchase upon exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities, property or assets purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

     We will describe in the prospectus supplement relating to the warrants the principal amount, the number of our securities, or amount of other property or assets that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

     We will forward the securities, property or assets purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under the warrants and the applicable warrant agreement as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the warrants against AMR, and will be an unsecured obligation of American Airlines, Inc.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may elect to offer, from time to time, stock purchase contracts, representing contracts obligating holders to purchase from us, and for us to sell to holders, a specific number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or dates. We may issue stock purchase contracts separately or as a part of stock purchase units.

     The description of our stock purchase contracts and stock purchase units in this prospectus is a summary. When we offer to sell a series of stock purchase contracts or stock purchase units, we will summarize in a prospectus supplement the particular terms of such series of stock purchase contracts or stock purchase units, as the case may be, that we believe will be the most important to your decision to invest in such series. As the terms of such series of stock purchase contracts or stock purchase units, as the case may be, may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the stock purchase contract or stock purchase unit, as the case may be, and, if applicable, any related collateral arrangements and depositary arrangements, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such series of stock purchase contracts or stock purchase units, as the case may be. There may be other provisions in the stock purchase contract or stock purchase unit, and the related collateral arrangements and depositary arrangements, if any, that are also important to you. You should carefully read these documents for a full description of the terms of the stock purchase contracts and stock purchase units. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

     The price per share of preferred stock or common stock or the price of any other securities, property or assets, as the case may be, subject to any stock purchase contracts may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. The stock purchase units are expected to consist of the following:

•	a stock purchase contract and, if specified in the applicable prospectus supplement, debt securities; and

•	one or more of the following, each of which secures the holders’ obligations to purchase the preferred stock, common stock or other securities, property or assets under the stock purchase contracts:

•	debt securities or undivided beneficial ownership interests in debt securities;

•	depositary shares representing fractional interests in debt securities or shares of preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or may require the holders of the stock purchase units to make periodic payments to us. Any such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contract in a specified manner.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under the stock purchase contracts or stock purchase units and, if applicable, collateral arrangements and depositary arrangements, as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the stock purchase contracts or stock purchase units, as the case may be, against AMR, and will be an unsecured obligation of American Airlines, Inc.

PLAN OF DISTRIBUTION

     We may sell securities from time to time in one or more transactions. We may sell the securities of or within any series to or through agents, underwriters or dealers or directly to one or more purchasers.

Agents

     We may use agents to sell securities. We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

Underwriters

     We may sell securities to underwriters. Unless we tell you otherwise in the applicable prospectus supplement, the underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

     We may solicit directly offers to purchase the securities, and we may sell securities directly to purchasers without the involvement of underwriters or agents. We will describe the terms of our direct sale in the applicable prospectus supplement.

Dealers

     We may use a dealer to sell the securities. If we use a dealer, we, as principal, will sell the securities to the dealer who will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

Other Means of Distribution

     Securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as our agents in connection with a remarketing of such securities following their purchase or redemption. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

Delayed Delivery Contracts

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

General Information

     Unless the applicable prospectus supplement states otherwise, each series of securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange as of the date of this prospectus. We may elect to list any other series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom the securities are sold for a public offering may make a market in those securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of, or the trading market for, any of the securities.

     Any underwriters, agents, dealers or remarketing firms will be identified and their compensation described in a prospectus supplement.

     We may have agreements with any underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

     Any underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, AMR, American Airlines, Inc. or our affiliates in the ordinary course of their business.

LEGAL OPINIONS

     Unless we tell you otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for AMR and, if applicable, American Airlines, Inc. by their General Counsel and for any agents, underwriters or dealers by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 or other counsel that we may name in the applicable prospectus supplement. Shearman & Sterling LLP from time to time represents American Airlines, Inc. and AMR with respect to certain matters.

EXPERTS

     The consolidated financial statements and schedules of AMR and American Airlines, Inc. included in AMR’s and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports (which contain an explanatory paragraph describing conditions that raise substantial doubt about AMR’s and American Airlines, Inc.’s ability to continue as a going concern as described in Note 2 to the AMR and American Airlines, Inc. consolidated financial statements) appearing therein. Such consolidated financial statements and schedules are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.